Exhibit 2.1

Execution Version

MASTER TRANSACTION AGREEMENT

by and among

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

THE PAUL REVERE LIFE INSURANCE COMPANY

UNUM LIFE INSURANCE COMPANY OF AMERICA

and

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

Dated as of December 16, 2020

i

EXHIBITS

Exhibit A	Form of PLA Reinsurance Agreement
Exhibit B	Form of PRL Reinsurance Agreement
Exhibit C	Form of UA Reinsurance Agreement
Exhibit D	Form of PLA Trust Agreement
Exhibit E	Form of PRL Trust Agreement
Exhibit F	Form of UA Trust Agreement
Exhibit G	Form of Cover Letter Agreement
Exhibit H	Form of Cover Trust Agreement
Exhibit I	PLA Phase 2 Reinsurance Term Sheet
Exhibit J	PRL Phase 2 Reinsurance Term Sheet
Exhibit K	UA Phase 2 Reinsurance Term Sheet
Exhibit L	Cover Letter Phase 2 Term Sheet

SCHEDULES

Schedule I	Calculation Methodologies
Schedule II	Investment Asset Valuation Methodologies
Schedule III	Phase 2 Ceding Commission Calculation
Schedule IV	Specified Data
Schedule V	Phase 2 Cover Trust Amount
Schedule VI	Accounting Principles

Schedule VII	IBNR Cohort
Schedule VIII	Existing IMR Amortization
Schedule 2.04(b)(i)	Specified Cash Amounts
Schedule 2.04(f)(ii)	Certain Reinsurance Agreements
Schedule 5.13	Phase 2 Investment Assets
Schedule 5.14	Phase 2 Modco and Funds Withheld Investment Assets

MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT, dated as of December 16, 2020, is entered into by and among Provident Life and Accident Insurance Company, a corporation organized under the laws of the State of Tennessee (“PLA”), The Paul Revere Life Insurance Company , a corporation organized under the laws of the Commonwealth of Massachusetts (“PRL”), Unum Life Insurance Company of America, a corporation organized under the laws of the State of Maine (“UA”, together with PLA and PRL, the “Ceding Companies”, and each a “Ceding Company”) and Commonwealth Annuity and Life Insurance Company, a corporation organized under the laws of the Commonwealth of Massachusetts (“Buyer”).

W I T N E S S E T H:

WHEREAS, Northwind Reinsurance Company, a corporation organized under the laws of the state of Vermont (“Northwind Re”) has assumed liabilities from (i) PLA pursuant to the Portfolio Indemnity Reinsurance Agreement between PLA and Northwind Re, dated as of October 31, 2007 (the “PLA/Northwind Re Reinsurance Agreement”), (ii) PRL pursuant to the Portfolio Indemnity Reinsurance Agreement between PRL and Northwind Re, dated as of October 31, 2007 (the “PRL/Northwind Re Reinsurance Agreement”) and (iii) UA pursuant to the Portfolio Indemnity Reinsurance Agreement between UA and Northwind Re, dated as of October 31, 2007 (the “UA/Northwind Re Reinsurance Agreement” and together with the PLA/Northwind Re Reinsurance Agreement and the PRL/Northwind Re Reinsurance Agreement, the “Northwind Re Reinsurance Agreements”);

WHEREAS, on or prior to the Phase 1 Closing Date, (i) PLA will recapture from Northwind Re the liabilities ceded under the PLA/Northwind Re Reinsurance Agreement, (ii) PRL will recapture from Northwind Re the liabilities ceded under the PRL/Northwind Re Reinsurance Agreement and (iii) UA will recapture from Northwind Re the liabilities ceded under the UA/Northwind Re Reinsurance Agreement;

WHEREAS, on the Phase 1 Closing Date, with effect as of the Phase 1 Effective Time, (i) PLA will cede to Buyer and Buyer will reinsure certain of the liabilities recaptured from Northwind Re by entering into the reinsurance agreement in substantially the form attached hereto as Exhibit A (the “PLA Reinsurance Agreement”), (ii) PRL will cede to Buyer and Buyer will reinsure certain of the liabilities recaptured from Northwind Re by entering into the reinsurance agreement in substantially the form attached hereto as Exhibit B (the “PRL Reinsurance Agreement”) and (iii) UA will cede to Buyer and Buyer will reinsure certain of the liabilities recaptured from Northwind Re by entering into the reinsurance agreement in substantially the form attached hereto as Exhibit C (the “UA Reinsurance Agreement” and together with the PLA Reinsurance Agreement and the PRL Reinsurance Agreement, the “Reinsurance Agreements”);

WHEREAS, on the Phase 1 Closing Date, (i) in connection with the PLA Reinsurance Agreement, PLA, Buyer and the Trustee will enter into the trust agreement in substantially the form attached hereto as Exhibit D (the “PLA Trust Agreement”), (ii) in connection with the PRL Reinsurance Agreement, PRL, Buyer and Trustee will enter into the trust agreement substantially in the form attached hereto as Exhibit E (the “PRL Trust Agreement”) and (iii) in connection with the UA Reinsurance Agreement, UA, Buyer and Trustee will enter into the trust agreement in substantially the form attached hereto as Exhibit F (the “UA Trust Agreement and together with the PLA Trust Agreement and the PRL Trust Agreement, the “Trust Agreements”);

WHEREAS, on the Phase 1 Closing Date, with effect as of the Phase 1 Effective Time, Provident Life and Casualty Insurance Company, a corporation organized under the laws of Tennessee (“PLC”) and Buyer will enter into the letter agreement substantially in the form attached hereto as Exhibit G (the “Cover Letter Agreement”);

WHEREAS, on the Phase 1 Closing Date, in connection with the Cover Letter Agreement, Buyer, PLC and Trustee will enter into the trust agreement in substantially the form attached hereto as Exhibit H (the “Cover Trust Agreement”); and

WHEREAS, on the Phase 2 Closing Date, with effect as of the Phase 2 Effective Time, (i) PLA will cede to Buyer and Buyer will reinsure the liabilities recaptured from Northwind Re by PLA and not ceded to Buyer on the Phase 1 Closing Date by amending and restating the PLA Reinsurance Agreement in substantially the same form as was entered into at the Phase 1 Closing, incorporating the terms set forth in the term sheet attached hereto as Exhibit I (the “PLA Phase 2 Reinsurance Term Sheet”), (ii) PRL will cede to Buyer and Buyer will reinsure the liabilities recaptured from Northwind Re by PRL and not ceded to Buyer on the Phase 1 Closing Date by amending and restating the PRL Reinsurance Agreement in substantially the same form as was entered into at the Phase 1 Closing, incorporating the terms set forth in the term sheet attached hereto as Exhibit J (the “PRL Phase 2 Reinsurance Term Sheet”), (iii) UA will cede to Buyer and Buyer will reinsure the liabilities recaptured from Northwind Re by UA and not ceded to Buyer on the Phase 1 Closing Date by amending and restating the UA Reinsurance Agreement in substantially the same form as was entered into at the Phase 1 Closing, incorporating the terms set forth in the term sheet attached hereto as Exhibit K (the “UA Phase 2 Reinsurance Term Sheet” and, together with the PLA Phase 2 Reinsurance Term Sheet and the PRL Phase 2 Reinsurance Term Sheet, the “Phase 2 Reinsurance Term Sheets”) and (iv) PLC and Buyer will amend and restate the Cover Letter Agreement in substantially the same form as was entered into at the Phase 1 Closing, incorporating the terms set forth on the term sheet attached hereto as Exhibit L (the “Cover Letter Phase 2 Term Sheet”).

NOW, THEREFORE, in consideration of the mutual and several promises, representations, warranties, covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Accounting Principles” means the principles and procedures outlined in Schedule VI.

“Accrued Investment Income” means, with respect to an asset, income earned but not yet received on an asset, determined as of the closing of business on the Business Date immediately prior to the date of determination.

“Action” means any action, claim, suit, litigation, or legal, administrative or arbitration proceeding.

“Actuarial Report” has the meaning set forth in Section 3.08.

“Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under direct or indirect common control with such Person. For this purpose, “control” means the power to direct the management and policies of a Person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Master Transaction Agreement, including the Exhibits and Schedules hereto, the Ceding Company Disclosure Schedule and the Buyer Disclosure Schedule.

“Amended and Restated Cover Letter Agreement” means the Amended and Restated Cover Letter Agreement to be entered into on the Phase 2 Closing Date, in substantially the same form as the Cover Letter Agreement, incorporating the terms set forth in the Cover Letter Phase 2 Term Sheet.

“Amended and Restated PLA Reinsurance Agreement” means the Amended and Restated PLA Reinsurance Agreement to be entered into on the Phase 2 Closing Date, in substantially the same form as the PLA Reinsurance Agreement, incorporating the terms set forth in the PLA Phase 2 Reinsurance Term Sheet.

“Amended and Restated PRL Reinsurance Agreement” means the Amended and Restated PRL Reinsurance Agreement to be entered into on the Phase 2 Closing Date, in substantially the same form as the PRL Reinsurance Agreement, incorporating the terms set forth in the PRL Phase 2 Reinsurance Term Sheet

“Amended and Restated Reinsurance Agreements” means the Amended and Restated PLA Reinsurance Agreement, the Amended and Restated PRL Reinsurance Agreement and the Amended and Restated UA Reinsurance Agreement.

“Amended and Restated UA Reinsurance Agreement” means the Amended and Restated UA Reinsurance Agreement to be entered into on the Phase 2 Closing Date, in substantially the same form as the UA Reinsurance Agreement, incorporating the terms set forth in the UA Phase 2 Reinsurance Term Sheet.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any party to this Agreement and any Order applicable to any such party.

“Books and Records” means all originals or copies of documents, books, records and other information (including all data and other information stored on discs, tapes or other media) in the possession, custody or control of each Ceding Company or any of their respective Affiliates relating to the Reinsured Liabilities (as defined in the PLA Reinsurance Agreement, the PRL Reinsurance Agreement or the UA Reinsurance Agreement, as applicable) or relating to the Reinsured Policies, including, without limitation, administrative records, claim records, contract files, sales records, reinsurance records, underwriting records, accounting (including investment accounting) records and actuarial reports, analyses and memoranda; provided, however, that “Books and Records” excludes (a) Tax returns and Tax records and all other data and information with respect to Taxes (other than with respect to Transfer Taxes, premium taxes, or similar Taxes), (b) files, records, data and information with respect to the employees of any Ceding Company or its Affiliates, (c) records, data and information with respect to any employee benefit plan established, maintained or contributed to by any Ceding Company or its Affiliates, (d) any materials prepared for the boards of directors of any Ceding Company or its Affiliates, (e) any materials that are legally privileged and for which any Ceding Company or its Affiliates do not have a common interest with Buyer, it being understood that the applicable Ceding Company or Affiliate shall use commercially reasonable efforts to enter into a customary joint defense agreement or common interest agreement with the requesting party to the extent such an agreement would preserve the applicable privilege that would enable such materials to be shared with Buyer and its Affiliates, (f) any information that is not permitted to be disclosed by any Ceding Company or its Affiliates to Buyer or its Affiliates pursuant to Applicable Law or pursuant to any contract to which such Ceding Company or any of its Affiliates is a party, it being understood that the applicable Ceding Company or Affiliate shall obtain waivers or consents or make other arrangements (including redacting information) that would enable such materials to be shared with Buyer and its Affiliates, (g) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, any Ceding Company and its Affiliates or Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated under this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements or the terms of engagement of such Representatives with respect thereto, and (h) consolidated regulatory filings made by any Ceding Company or its Affiliates and any related correspondence with Governmental Authorities to the extent not relating to the Reinsured Policies.

“Book Value” means, with respect to any cash or Investment Asset, as at any date of determination, the Ceding Company’s carrying value of the Investment Asset (including any Accrued Investment Income thereon) as determined in accordance with SAP applicable to the Ceding Company.

“Burdensome Condition” has the meaning set forth in Section 5.04(c).

“Business Day” means any day other than a day on which banks in the Commonwealth of Massachusetts, the State of Maine or the State of Tennessee are permitted or required to be closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Disclosure Schedule” has the meaning set forth in the first paragraph of Article IV.

“Buyer Financial Statements” has the meaning set forth in Section 4.07.

“Buyer Indemnitees” has the meaning set forth in Section 8.02(a).

“Buyer Permits” has the meaning set forth in Section 4.05(a).

“Buyer Material Adverse Effect” means any occurrence, fact, condition or change that would reasonably be expected to materially impair the ability of Buyer to perform its material obligations under this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements, taken as a whole, including the consummation of the transactions contemplated hereby and thereby.

“Calculation Methodologies” means the methodologies, procedures, assumptions and estimates set forth in Schedule I.

“Ceded Reinsurance Agreement” has the meaning set forth in Section 3.09(a).

“Ceded Reserves” means the reserves and other liabilities for the payment of benefits, losses, claims, unearned premium and other expenses under any liabilities in respect of the Reinsured Policies ceded by a Ceding Company to any reinsurer.

“Ceding Company” has the meaning set forth in the preamble.

“Ceding Company Disclosure Schedule” has the meaning set forth in the first paragraph of Article III.

“Ceding Company Financial Statements” has the meaning set forth in Section 3.18.

“Ceding Company Permits” has the meaning set forth in Section 3.05(a).

“Closing Statement Review Period” has the meaning set forth in Section 2.05(c)(i).

“Code” has the meaning set forth in Section 3.13(b).

“Confidential Information” means all documents and information of any kind, whether oral or recorded in any medium, concerning the Disclosing Party or any of its Affiliates obtained directly or indirectly from the Disclosing Party or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements, except information (a) ascertainable or obtained from public or published sources, (b) received from a third party who is not known to the Receiving Party to be under an obligation to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement or the Confidentiality Agreement or any other confidentiality or non-disclosure obligation of any Person), (d) which was in the Receiving Party’s possession prior to disclosure thereof to the Receiving Party and which was not subject to any obligation to keep such information confidential or (e) which is independently developed by the Receiving Party or its Affiliates without the use or benefit of any information that would otherwise be Confidential Information; provided, that the identity of the parties and the existence of this Agreement shall not be considered “Confidential Information” hereunder.

“Confidentiality Agreement” has the meaning set forth in Section 5.03(c).

“Cover Letter Agreement” has the meaning set forth in the recitals.

“Cover Letter Phase 2 Term Sheet” has the meaning set forth in the recitals.

“Cover Trust Agreement” has the meaning set forth in the recitals.

“Deductible” has the meaning set forth in Section 8.04(a).

“Disabled Lives Reserves” means, as of any date of determination, Reserves attributable to the IBNR Cohort for claims incurred before the Phase 1 Effective Time but reported subsequent to the Phase 1 Effective Time.

“Disclosing Party” has the meaning set forth in Section 5.03(a).

“Dispute” has the meaning set forth in Section 2.05(c)(i).

“Dispute Notice” has the meaning set forth in Section 2.05(c)(i).

“Eligible Insurance Proceeds” has the meaning set forth in Section 8.04(c).

“Encumbrance” means any pledge, security interest, mortgage, claim, defect in title, lien, attachment, right of first refusal option or similar restriction, including any restriction on receipt of income or exercise of any other attribute of ownership, except such restrictions as may be contained in any Applicable Law generally applicable to insurance companies operating in the United States.

“End Date” has the meaning set forth in Section 9.01(d).

“Enforceability Exceptions” has the meaning set forth in Section 3.02(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Claims Amount” has the meaning set forth in the Reinsurance Agreements.

“Existing IMR Amount” has the meaning set forth in the Reinsurance Agreements.

“Fair Market Value” means, as of any date of determination, the fair market value of an asset (including any Accrued Investment Income thereon) determined in accordance with the Investment Asset Valuation Methodologies.

“Final Phase 1 Initial Reinsurance Premium” means the Phase 1 Estimated Initial Reinsurance Premium, as adjusted pursuant to Section 2.05 including, if necessary, the determination of the Third Party Accountant, as set forth in the Final Phase 1 Closing Statement.

“Final Phase 2 Initial Reinsurance Premium” means the Phase 2 Estimated Initial Reinsurance Premium, as adjusted pursuant to Section 2.05 including, if necessary, the determination of the Third Party Accountant, as set forth in the Final Phase 2 Closing Statement.

“Final Phase 1 Closing Statement” means the Phase 1 Closing Statement, together with any revisions thereto made pursuant to Section 2.05 including, if necessary, the determination of the Third Party Accountant.

“Final Phase 2 Closing Statement” means the Phase 2 Closing Statement, together with any revisions thereto made pursuant to Section 2.05 including, if necessary, the determination of the Third Party Accountant.

“Fraud” means actual and intentional fraud by the Ceding Companies or Buyer, as applicable; provided, that at the time such statement was made (a) such statement was materially inaccurate, (b) such party had actual knowledge of the material inaccuracy of such statement, (c) such party had the actual intent to induce the other party to act in reliance on such statement and (d) the other party acted in reliance on such materially inaccurate statement to its detriment.

“Fundamental Representations” means the representations and warranties in Sections 3.01, 3.02(a), 3.02(b), 3.11, 4.01, 4.02(a), 4.02(b) and 4.11.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any legislative, self-regulatory body, government, political subdivision, court, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous.

“IBNR Cohort” means the individual disability policies referenced in Schedule VII issued by the applicable Ceding Company prior to the Phase 1 Effective Time and in force as of the Phase 1 Effective Time, including all riders and endorsements thereto issued with such policies and renewals thereof.

“IBNR Reserves” means, as of any date of determination, the Reserves attributable to claims incurred prior to a specified date that have not been reported as of such specified date.

“Indemnified Party” has the meaning set forth in Section 8.05(a).

“Indemnifying Party” has the meaning set forth in Section 8.05(a).

“Interest Rate” means (a) the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519), plus (b) thirty (30) basis points.

“Investment Asset Valuation Methodologies” means the methodologies, procedures and policies set forth on Schedule II for purposes of determining the Fair Market Value of an asset.

“Investment Assets” means the assets forth on Phase 1 Annex A, Phase 1 Annex B, Phase 2 Annex A and Phase 2 Annex B.

“IRS” has the meaning set forth in Section 3.13(b).

“Knowledge” means (a) with respect to each Ceding Company, the actual knowledge, after due inquiry, of any Person listed in Section 1.01(a) of the Ceding Company Disclosure Schedule and (b) with respect to Buyer, the actual knowledge, after due inquiry, of any Person listed in Section 1.01(a) of the Buyer Disclosure Schedule.

“Losses” means any and all damage, loss, liability, cost, charge, expense (including reasonable and documented out-of-pocket expenses of investigation, enforcement and collection and reasonable and documented attorneys’, actuaries’, accountants’ and other professionals’ disbursements, fees and expenses in connection with any of the foregoing or any Action), settlement payment, award, judgment, fine, interest or penalty; provided, however, that Losses shall not include any punitive or exemplary damages other than such damages actually paid to a non-Affiliated Person in respect of a Third Party Claim; and provided, further, that Losses shall not include any damages based upon diminution in value other than reasonable foreseeable lost profits recoverable under the laws of the State of New York.

“Material Adverse Effect” means (a) any occurrence, fact, condition or change that has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Ceding Companies in respect of the Reinsured Policies or (x) with respect to the Phase 1 Closing, the Reinsured Policies, taken as a whole, to be ceded by the Ceding Companies to Buyer on the Phase 1 Closing Date or (y) with respect to the Phase 2 Closing, the Reinsured Policies, taken as a whole, to be ceded by the Ceding Companies to Buyer on the Phase 2 Closing Date; provided, however, that Material Adverse Effect shall not include, and in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur shall be deemed not to include, any adverse event, change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to (i) conditions affecting the economy or financial, banking, currency or capital markets in general; (ii) conditions affecting the disability insurance, reinsurance or retrocession industry, or the insurance, reinsurance, retrocession or financial services industries generally; (iii) any changes in Applicable Law, GAAP, SAP, or the interpretations of any of the foregoing, or changes in general legal, regulatory or political conditions; (iv) any downgrade or potential downgrade of the financial strength, claims paying ability, insurance or other ratings of any Ceding Company or any of its Affiliates (other than the facts underlying any such downgrade or potential downgrade); (v) any changes in interest rates or any change in the market price of any securities of any Ceding Company or of any of its Affiliates; (vi) acts of terrorism or war, including the engagement by the United States of America or any other country in hostilities, and whether or not pursuant to a declaration of a national emergency or war, or any pandemics, earthquakes, hurricanes, tropical storms, floods, fires or other natural disasters; (vii) any action taken or failed to be taken by any Ceding Company or any of its Affiliates or their respective Representatives at the written request of Buyer or that is expressly required or contemplated by this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements; (viii) any failure in and of itself to meet any Ceding Company’s internal or analysts’ or rating agencies’ forecasts or projections for the Reinsured Policies; (ix) any action taken by Buyer or any of its Affiliates or Representatives; and (x) the execution or announcement of this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements or the pendency of consummation of the transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements (including the impact thereof on relationships, contractual or otherwise, with other Persons) or (b) with respect to each Ceding Company, any occurrence, fact, condition or change that would materially impair the ability of any Ceding Company to perform its material obligations under this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements applicable to such Ceding Company, including the consummation of the transactions contemplated hereby and thereby.

“Monthly Accounting Period” has the meaning set forth in the Reinsurance Agreements.

“NICO” means the National Indemnity Company, a corporation organized under the laws of Nebraska.

“NICO Agreements” means (a) the Quota Share Reinsurance Agreement by and between PRL and NICO, dated as of April 1, 2004, as amended as of the date hereof, and (b) the Quota Share Reinsurance Agreement by and between PLA and NICO, dated as of April 1, 2004, as amended as of the date hereof.

“Northwind Re” has the meaning set forth in the recitals.

“Northwind Re Reinsurance Agreements” has the meaning set forth in the recitals.

“Notice of Insurance” has the meaning set forth in Section 8.04(c).

“Order” means any order, writ, judgment, injunction, directive, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Permit” means any license, permit, order, approval, consent, registration, membership, authorization or qualification under any Applicable Law or with any Governmental Authority or under any industry or non-governmental self-regulatory organization.

“Person” means any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Authority.

“Phase 1 Ancillary Agreements” means the Reinsurance Agreements, the Trust Agreements, the Cover Letter Agreement and the Cover Trust Agreement.

“Phase 1 Cap” has the meaning set forth in Section 8.04(a).

“Phase 1 Ceding Commission” means, with respect to (a) PLA, $(478,960,897), (b) PRL, $38,335,090 and (c) UA, $2,989,310.

“Phase 1 Closing” has the meaning set forth in Section 2.01(a).

“Phase 1 Closing Date” has the meaning set forth in Section 2.01(a).

“Phase 1 Closing Statement” has the meaning set forth in Section 2.05(a).

“Phase 1 Condition Satisfaction” has the meaning set forth in Section 2.01(a).

“Phase 1 Effective Time” has the meaning ascribed to the term “Effective Time” in the Reinsurance Agreements.

“Phase 1 Effective Time Unreported Claims Adjustment” has the meaning set forth in Schedule I.

“Phase 1 Estimated Initial Reinsurance Premium” has the meaning set forth in Schedule I.

“Phase 1 Estimated Initial Reinsurance Premium Part A” has the meaning set forth in Schedule I.

“Phase 1 Estimated Initial Reinsurance Premium Part B” has the meaning set forth in Schedule I.

“Phase 1 Estimated Settlement Statement” has the meaning set forth in Section 2.04(a).

“Phase 1 Interim Period” means the period between the Phase 1 Effective Time of the applicable Reinsurance Agreement and the Phase 1 Closing Date.

“Phase 1 Specified Representation Cap” has the meaning set forth in Section 8.04(a).

“Phase 2 Ancillary Agreements” means the Amended and Restated Reinsurance Agreements and the Amended and Restated Cover Letter Agreement.

“Phase 2 Asset Lists” shall mean each of Phase 2 Annex A and Phase 2 Annex B for each Amended and Restated Reinsurance Agreement.

“Phase 2 Cap” has the meaning set forth in Section 8.04(a).

“Phase 2 Ceding Commission” means, with respect to each Ceding Company, an amount calculated in accordance with Schedule III.

“Phase 2 Closing” has the meaning set forth in Section 2.01(b).

“Phase 2 Closing Date” has the meaning set forth in Section 2.01(b).

“Phase 2 Closing Statement” has the meaning set forth in Section 2.05(b).

“Phase 2 Condition Satisfaction” has the meaning set forth in Section 2.01(b).

“Phase 2 Cover Trust Amount” shall mean an amount calculated in accordance with Schedule V.

“Phase 2 Effective Time” has the meaning ascribed to the term “Effective Time” in the Amended and Restated Reinsurance Agreements.

“Phase 2 Estimated Initial Reinsurance Premium” has the meaning set forth in Schedule I.

“Phase 2 Estimated Initial Reinsurance Premium Part A” has the meaning set forth in Schedule I.

“Phase 2 Estimated Initial Reinsurance Premium Part B” has the meaning set forth in Schedule I.

“Phase 2 Estimated Settlement Statement” has the meaning set forth in Section 2.04(f).

“Phase 2 Interim Period” means the period between the Phase 2 Effective Time of the applicable Reinsurance Agreement and the Phase 2 Closing Date.

“Phase 2 Reinsurance Term Sheets” has the meaning set forth in the recitals.

“Phase 2 Specified Representation Cap” has the meaning set forth in Section 8.04(a).

“PLA” has the meaning set forth in the preamble.

“PLA/Northwind Re Reinsurance Agreement” has the meaning set forth in the recitals.

“PLA Phase 2 Reinsurance Term Sheet” has the meaning set forth in the recitals.

“PLA Reinsurance Agreement” has the meaning set forth in the recitals.

“PLA Trust Account” means the trust account established pursuant to the PLA Trust Agreement.

“PLA Trust Agreement” has the meaning set forth in the recitals.

“PLC” has the meaning set forth in the recitals.

“PLC Trust Account” means the trust account established pursuant to the Cover Trust Agreement.

“PRL” has the meaning set forth in the preamble.

“PRL/Northwind Re Reinsurance Agreement” has the meaning set forth in the recitals.

“PRL Phase 2 Reinsurance Term Sheet” has the meaning set forth in the recitals.

“PRL Reinsurance Agreement” has the meaning set forth in the recitals.

“PRL Trust Account” means the trust account established pursuant to the PRL Trust Agreement.

“PRL Trust Agreement” has the meaning set forth in the recitals.

“Receiving Party” has the meaning set forth in Section 5.03(a).

“Reinsurance Agreements” has the meaning set forth in the recitals.

“Reinsured Liabilities” has the meaning set forth in the applicable Reinsurance Agreement or the applicable Amended and Restated Reinsurance Agreement.

“Reinsured Policies” has the meaning set forth in the applicable Reinsurance Agreement or the applicable Amended and Restated Reinsurance Agreement.

“Reinsurer’s Quota Share” has the meaning set forth in the Reinsurance Agreements.

“Representative” of a Person means such Person’s Affiliates and its and their respective directors, officers, employees, shareholders, partners, members, advisers, agents, consultants, attorneys, accountants, investment bankers or other representatives.

“Required Balance” has the meaning set forth in the applicable Reinsurance Agreement or the applicable Amended and Restated Reinsurance Agreement.

“Reserves” has the meaning set forth in the applicable Reinsurance Agreement or the applicable Amended and Restated Reinsurance Agreement.

“Resolution Period” has the meaning set forth in Section 2.05(c)(i).

“SAP” means, as to any insurance or reinsurance company, the statutory accounting principles prescribed or permitted by Applicable Law related to insurance and the insurance regulatory authorities as of the date hereof, in each case, of the jurisdiction in which such company is domiciled.

“Seller Indemnitees” has the meaning set forth in Section 8.03(a).

“Specified Data” means the factual data and information described in Schedule IV.

“Specified Material Adverse Effect” has the meaning given to “Material Adverse Effect” without giving effect to the items set forth in clause (a)(y) or the proviso to clause (a) in the definition thereof.

“Specified Representations” means the representations and warranties set forth in Sections 3.08 (Appraisal), 3.12 (Specified Data), 3.14 (ERISA) and 3.15 (Reserves).

“Tax” or “Taxes” means any and all federal, state, provincial, foreign or local income, gross receipts, premium, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, goods and services, harmonized sales, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.

“Third Party Accountant” means an independent accounting firm with actuarial experience and experience related to insurance or reinsurance and reinsurance settlement disputes that is independent and impartial and mutually acceptable to the Ceding Companies and Buyer.

“Third Party Claim” has the meaning set forth in Section 8.05(b).

“Transaction IMR Amount” has the meaning set forth in the Reinsurance Agreements.

“Transfer Taxes” means any and all sales, use, value added, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, securities transactions, conveyance and notarial Taxes, and similar fees, Taxes and governmental charges (together with any interest, penalty, addition to Tax and additional amount imposed in respect thereof) arising out of or in connection with the transactions contemplated by this Agreement.

“Transferred Investment Assets” means the assets forth in Phase 1 Annex A or in Phase 2 Annex A, as applicable.

“Trust Account” means the PLA Trust Account, the PRL Trust Account or the UA Trust Account, as applicable.

“Trust Agreements” has the meaning set forth in the recitals.

“Trustee” means U.S. Bank National Association.

“UA” has the meaning set forth in the preamble.

“UA/Northwind Re Reinsurance Agreement” has the meaning set forth in the recitals.

“UA Phase 2 Reinsurance Term Sheet” has the meaning set forth in the recitals.

“UA Reinsurance Agreement” has the meaning set forth in the recitals.

“UA Trust Account” means the trust account established pursuant to the UA Trust Agreement.

“UA Trust Agreement” has the meaning set forth in the recitals.

“Underlying Reinsurance Agreement” has the meaning set forth in Section 3.09(b).

“Willis Towers Watson” has the meaning set forth in Section 3.08.

ARTICLE II

TRANSACTIONS TO BE EFFECTED AT CLOSING

Section 2.01. Date and Place of Closings.

(a) Phase 1 Closing. (i) On December 17, 2020, if all the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Phase 1 Closing, but subject to the satisfaction or waiver of those conditions at the Phase 1 Closing) (the “Phase 1 Condition Satisfaction”) on or prior to December 17, 2020 or (ii) if the Phase 1 Condition Satisfaction has not occurred on or prior to December 17, 2020, as soon as possible after the Phase 1 Condition Satisfaction occurs, the transactions contemplated by this Agreement shall take place at a closing (the “Phase 1 Closing”) that shall be held no later than 10:00 a.m., New York City time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, or at such other time and place as the parties hereto may agree in writing (the date on which the Phase 1 Closing takes place, which for purposes of this Agreement, may not be before the date upon which all asset and wire transfers contemplated hereby to have occurred have been completed, such date being the “Phase 1 Closing Date”).

(b) Phase 2 Closing. (i) On March 31, 2021, if all the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Phase 2 Closing, but subject to the satisfaction or waiver of those conditions at the Phase 2 Closing) (the “Phase 2 Condition Satisfaction”) on or prior to March 31, 2021 or (ii) on such other date as the parties hereto may agree in writing, the transactions contemplated by this Agreement shall take place at a closing (the “Phase 2 Closing”) that shall be held no later than 10:00 a.m., New York City time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, or at such other time and place as the parties hereto may agree in writing (the date on which the Phase 2 Closing takes place being the “Phase 2 Closing Date”).

Section 2.02. Transactions Effected at Closing.

(a) Phase 1 Closing. Upon the terms and subject to the conditions and limitations set forth in this Agreement, at the Phase 1 Closing (i) each Ceding Company shall cede the Reinsured Liabilities to Buyer, and Buyer shall reinsure such Reinsured Liabilities, pursuant to, and in accordance with, the Reinsurance Agreements, (ii) the applicable Ceding Company, the Trustee, and Buyer shall enter into each of the Trust Agreements, (iii) PLC and Buyer shall enter into the Cover Letter Agreement and (iv) PLC, Buyer and the Trustee shall enter into the Cover Trust Agreement.

(b) Phase 2 Closing. Upon the terms and subject to the conditions and limitations set forth in this Agreement, at the Phase 2 Closing (i) each Ceding Company shall cede to Buyer the Reinsured Liabilities that were not ceded at the Phase 1 Closing, and Buyer shall reinsure such Reinsured Liabilities, pursuant to, and in accordance with, the Amended and Restated Reinsurance Agreements and (ii) PLC and Buyer will enter into the Amended and Restated Cover Letter Agreement.

Section 2.03. Closing Deliveries.

(a) Upon the terms and subject to the conditions and limitations set forth in this Agreement, at the Phase 1 Closing:

(i) Buyer shall deliver to the Ceding Companies duly executed counterparts of each of the Phase 1 Ancillary Agreements to which Buyer or any of its Affiliates is a party;

(ii) Each Ceding Company shall deliver to Buyer duly executed counterparts of each of the Phase 1 Ancillary Agreements to which such Ceding Company or any of its Affiliates is a party;

(iii) Buyer shall deliver to the Ceding Companies the certificate required to be delivered by Buyer pursuant to Section 6.02(a)(iv);

(iv) Each Ceding Company shall deliver to Buyer the certificate required to be delivered by such Ceding Company pursuant to Section 6.03(a)(iv); and

(v) Buyer, on the one hand, and the Ceding Companies, on the other hand, shall deliver to each other such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement and the Phase 1 Ancillary Agreements.

(b) Upon the terms and subject to the conditions and limitations set forth in this Agreement, at the Phase 2 Closing:

(i) Buyer shall deliver to the Ceding Companies duly executed counterparts of each of the Phase 2 Ancillary Agreements to which Buyer or any of its Affiliates is a party;

(ii) Each Ceding Company shall deliver to Buyer duly executed counterparts of each of the Phase 2 Ancillary Agreements to which such Ceding Company or any of its Affiliates is a party;

(iii) Buyer shall deliver to the Ceding Companies the certificate required to be delivered by Buyer pursuant to Section 7.02(a)(iv);

(iv) Each Ceding Company shall deliver to Buyer the certificate required to be delivered by such Ceding Company pursuant to Section 7.03(a)(iv); and

(v) Buyer, on the one hand, and the Ceding Companies, on the other hand, shall deliver to each other such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement and the Phase 2 Ancillary Agreements.

Section 2.04. Closing Reinsurance Settlements.

(a) Phase 1 Closing Date. No less than two (2) Business Days prior to the Phase 1 Closing Date, each Ceding Company shall deliver to Buyer a statement (the “Phase 1 Estimated Settlement Statement”) setting forth, with respect to the applicable Reinsurance Agreement, the Ceding Company’s good faith estimate as of November 30, 2020, calculated in accordance with the Accounting Principles, of

(i) the Phase 1 Estimated Initial Reinsurance Premium Part A,

(ii) the Phase 1 Estimated Initial Reinsurance Premium Part B,

(iii) the Book Value of the applicable Investment Assets listed in Phase 1 Annex A and Phase 1 Annex B as of the Phase 1 Effective Time,

(iv) the Fair Market Value of the applicable Investment Assets listed in Phase 1 Annex A and Phase 1 Annex B as of the Phase 1 Closing Date,

(v) the Existing IMR Amount as of the Phase 1 Effective Time and Transaction IMR Amount immediately after giving effect to the Phase 1 Closing, with related amortization schedules, and

(vi) the Phase 1 Effective Time Unreported Claims Adjustment

(b) Phase 1 Trust Funding (Ceding Company Amounts). On the Phase 1 Closing Date, each Ceding Company shall transfer to the Trust Account applicable to the Reinsurance Agreement to which it is a party (on behalf of Buyer):

(i) the assets identified in Phase 1 Annex A applicable to the Reinsurance Agreement to which it is a party and an amount of cash as set forth on Schedule 2.04(b)(i).

(ii) cash equal to the estimated Fair Market Value as of the Phase 1 Closing Date of the assets and cash identified in Phase 1 Annex B applicable to the Reinsurance Agreement to which it is a party, as set forth on the Phase 1 Estimated Settlement Statement; and

(iii) cash equal to the Phase 1 Estimated Initial Reinsurance Premium Part B applicable to the Reinsurance Agreement to which it is a party.

provided, that if the sum of (ii) and (iii), calculated with respect to any Reinsurance Agreement, is a negative number, Buyer shall remit the absolute value of such amount to the applicable Ceding Company.

(c) Phase 1 Trust Funding (Buyer Amounts). On the Phase 1 Closing Date, Buyer shall deposit into each Trust Account Permitted Investments (as defined in the applicable Trust Agreement) having a Book Value equal to the excess (if any) of the Required Balance as of the Phase 1 Closing Date over the Fair Market Value of the Investment Assets in the applicable Trust Account immediately prior to such deposit; provided, that the Permitted Investments to be deposited into the applicable Trust Account by Buyer shall have a Fair Market Value greater than or equal to the Book Value of such Permitted Investments.

(d) Phase 1 Active Lives Cover. On the Phase 1 Closing Date, Buyer shall transfer Permitted Investments (as defined in the Cover Trust Agreement) in an amount equal to $62,096,497 to the PLC Trust Account.

(e) Phase 1 Estimated Claims Amount. On the Phase 1 Closing Date, Buyer shall transfer to each Ceding Company the Estimated Claims Amount for (i) the Monthly Accounting Period beginning on the Phase 1 Closing Date and (ii) the Monthly Accounting Period immediately following the Monthly Accounting Period beginning on the Phase 1 Closing Date.

(f) Phase 2 Closing Date. No less than five (5) Business Days prior to the Phase 2 Closing Date, each Ceding Company shall deliver to Buyer a statement (the “Phase 2 Estimated Settlement Statement”) setting forth, with respect to the applicable Amended and Restated Reinsurance Agreement, the Ceding Company’s good faith estimate, calculated in accordance with the Accounting Principles, of

(i) the Phase 2 Estimated Initial Reinsurance Premium Part A,

(ii) the Phase 2 Estimated Initial Reinsurance Premium Part B, (with line items setting forth the amount of the Phase 2 Estimated Initial Reinsurance Premium Part B attributable to each of the reinsurance agreements set forth in Schedule 2.04(f)(ii)),

(iii) the Book Value of the applicable Investment Assets listed in Phase 2 Annex A and Phase 2 Annex B as of the Phase 2 Effective Time,

(iv) the Fair Market Value of the applicable Investment Assets listed in Phase 2 Annex A and Phase 2 Annex B as of the Phase 2 Closing Date (which good faith estimate shall be as of the last day of the calendar month ending immediately prior to such date of determination or, if such date of determination is one of the first five (5) Business Days of a calendar month, as of the last day of the second calendar month immediately prior to such date of determination), and

(v) the Existing IMR Amount as of the Phase 2 Effective Time and Transaction IMR Amount immediately after giving effect to the Phase 2 Closing, with related amortization schedules.

(g) Phase 2 Trust Funding (Ceding Company Amounts). On the Phase 2 Closing Date, each Ceding Company shall transfer to the Trust Account applicable to the Amended and Restated Reinsurance Agreement to which it is a party (on behalf of Buyer):

(i) the assets identified in Phase 2 Annex A applicable to the Amended and Restated Reinsurance Agreement to which it is a party;

(ii) cash equal to the estimated Fair Market Value as of the Phase 2 Closing Date of the assets and cash identified in Phase 2 Annex B applicable to the Amended and Restated Reinsurance Agreement to which it is a party, as set forth in the Estimated Settlement Statement; and

(iii) cash equal to the Phase 2 Estimated Initial Reinsurance Premium Part B applicable to the Amended and Restated Reinsurance Agreement to which it is a party;

provided, that if the sum of (ii) and (iii) is a negative number, calculated with respect to any Reinsurance Agreement, Buyer shall remit the absolute value of such amount to the applicable Ceding Company.

(h) Phase 2 Trust Funding (Buyer Amounts). On the Phase 2 Closing Date, Buyer shall deposit into each Trust Account Permitted Investments (as defined in the applicable Trust Agreement) having a Book Value equal to the excess (if any) of the Required Balance as of the Phase 2 Closing Date over the Book Value of the Permitted Investments in the applicable Trust Account prior to such deposit plus the Fair Market Value of the Investment Assets transferred into the Trust Account pursuant to Section 2.04(g); provided, that the Permitted Investments to be deposited into the applicable Trust Account by Buyer shall have a Fair Market Value greater than or equal to the Book Value of such Permitted Investments.

(i) Phase 2 Active Lives Cover. On the Phase 2 Closing Date, Buyer shall transfer Permitted Investments (as defined in the Cover Trust Agreement) in an amount equal to the Phase 2 Cover Trust Amount to the PLC Trust Account.

(j) Phase 2 Estimated Claims Amount. On the Phase 2 Closing Date, Buyer shall transfer to each Ceding Company the Estimated Claims Amount for (i) the Monthly Accounting Period beginning on the Phase 2 Closing Date and (ii) the Monthly Accounting Period immediately following the Monthly Accounting Period beginning on the Phase 2 Closing Date, in each case, without duplication of the payment of any such amounts paid pursuant to the Reinsurance Agreements.

(k) All cash required to be transferred on the Phase 1 Closing Date or the Phase 2 Closing Date pursuant to this Section 2.04 shall be transferred by wire transfer of immediately available funds. Any Investment Assets to be transferred to a Trust Account or the PLC Trust Account shall be transferred in the manner set forth in the applicable Trust Agreement or the Cover Trust Agreement. The parties acknowledge and agree that, following the transfer of the Transferred Investment Assets at the Phase 1 Closing or the Phase 2 Closing pursuant to this Section 2.04, the Ceding Companies shall, upon the request of Buyer, provide reasonable assistance to and shall assist Buyer or its Affiliates with any action (including executing any applicable documentation), in each case, reasonably necessary or appropriate to effect the re-registration or re-titling of any Transferred Investment Assets.

Section 2.05. Post-Closing Adjustments.

(a) Phase 1 Closing. Within sixty (60) days after the Phase 1 Closing Date, the Ceding Companies shall prepare and deliver to Buyer a statement (the “Phase 1 Closing Statement”) setting forth the Ceding Company’s updated calculations, calculated in accordance with the Accounting Principles, of (i) the Phase 1 Estimated Initial Reinsurance Premium Part A, (ii) the Phase 1 Estimated Initial Reinsurance Premium Part B, (iii) the Book Value of the applicable Investment Assets listed in Phase 1 Annex A and Phase 1 Annex B as of the Phase 1 Effective Time, (iv) the Fair Market Value of the applicable Investment Assets listed in Phase 1 Annex A and Phase 1 Annex B as of the Phase 1 Closing Date, (v) the Existing IMR Amount as of the Phase 1 Effective Time and Transaction IMR Amount immediately after giving effect to the Phase 1 Closing, with related amortization schedules and (vi) the Phase 1 Effective Time Unreported Claims Adjustment; provided, that if the Ceding Companies fail to deliver a complete Phase 1 Closing Statement within thirty (30) days after such sixty (60) day period, the Phase 1 Estimated Settlement Statement shall be deemed to be the “Phase 1 Closing Statement” for all purposes hereunder. Following delivery (or deemed delivery) of the Phase 1 Closing Statement, in connection with Buyer’s review of the Phase 1 Closing Statement, each Ceding Company shall make available (upon Buyer’s reasonable written request to such Ceding Company and at reasonable times) to Buyer and its Representatives the Books and Records used by such Ceding Company in the preparation of the Phase 1 Closing Statement as well as reasonable access to appropriate personnel of such Ceding Company, its Affiliates and their respective Representatives involved in the preparation of the Phase 1 Closing Statement; provided, however, that the independent accountants of each Ceding Company and its Affiliates shall not be obligated to make any work papers available to Buyer unless and until Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(b) Phase 2 Closing. Within sixty (60) days after the Phase 2 Closing Date, the Ceding Companies shall prepare and deliver to Buyer a statement (the “Phase 2 Closing Statement”) setting forth the Ceding Company’s updated calculations, calculated in accordance with the Accounting Principles, of (i) the Phase 2 Estimated Initial Reinsurance Premium Part A, (ii) the Phase 2 Estimated Initial Reinsurance Premium Part B, (iii) the Book Value of the applicable Investment Assets listed in Phase 2 Annex A and Phase 2 Annex B as of the Phase 2 Effective Time, (iv) the Fair Market Value of the applicable Investment Assets listed in Phase 2 Annex A and Phase 2 Annex B as of the Phase 2 Closing Date and (v) the Existing IMR Amount as of the Phase 2 Effective Time and Transaction IMR Amount immediately after giving effect to the Phase 2 Closing, with related amortization schedules; provided, that if the Ceding Companies fail to deliver a complete Phase 2 Closing Statement within such period, the Phase 2 Estimated Settlement Statement shall be deemed to be the “Phase 2 Closing Statement” for all purposes hereunder. Following delivery (or deemed delivery) of the Phase 2 Closing Statement, in connection with Buyer’s review of the Phase 2 Closing Statement, each Ceding Company shall make available (upon Buyer’s reasonable written request to such Ceding Company and at reasonable times) to Buyer and its Representatives the Books and Records, used by such Ceding Company in the preparation of the Phase 2 Closing Statement as well as reasonable access to appropriate personnel of such Ceding Company, its Affiliates and their respective Representatives involved in the preparation of the Phase 2 Closing Statement; provided, however, that the independent accountants of each Ceding Company and its Affiliates shall not be obligated to make any work papers available to Buyer unless and until Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(c) Dispute Process.

(i) If Buyer disagrees with one or more items on the Phase 1 Closing Statement or the Phase 2 Closing Statement, as applicable, Buyer shall provide the Ceding Companies with a written notice setting forth, in reasonable detail (to the extent available) the basis for such disagreement (a “Dispute Notice”), within sixty (60) days after Buyer’s receipt of the Phase 1 Closing Statement or the Phase 2 Closing Statement, as applicable (the “Closing Statement Review Period”), in accordance with the notice provisions set forth in Section 10.01. If Buyer fails to provide a Dispute Notice within the Closing Statement Review Period, the Phase 1 Closing Statement or Phase 2 Closing Statement, as applicable, shall be the Final Phase 1 Closing Statement or the Final Phase 2 Closing Statement, as applicable, and shall be conclusive and binding upon the parties hereto. If, before the expiration of the Closing Statement Review Period, Buyer provides the Ceding Companies with a Dispute Notice, the Ceding Companies and Buyer shall attempt to amicably resolve, in writing, all matters set forth in the Dispute Notice (the “Disputes”) during the thirty (30) day period following receipt of the Dispute Notice by the Ceding Companies (the “Resolution Period”). Buyer may only object to a Phase 1 Closing Statement or Phase 2 Closing Statement, as applicable, on the basis of a mathematical error or such Phase 1 Closing Statement or Phase 2 Closing Statement, as applicable, not being calculated in accordance with this Agreement, including the

Calculation Methodologies and the Investment Asset Valuation Methodologies. To the extent any Disputes are resolved in writing to the mutual satisfaction of the Ceding Companies and Buyer during the Resolution Period, the Ceding Companies and Buyer shall update the Phase 1 Closing Statement or Phase 2 Closing Statement, as applicable, to reflect any such agreement, and, if all disputes are so resolved, such updated Phase 1 Closing Statement or Phase 2 Closing Statement, as applicable, shall be deemed final, shall be the Final Phase 1 Closing Statement or Final Phase 2 Closing Statement, as applicable, and shall be conclusive and binding upon the parties hereto.

(ii) If any Dispute is not, for any reason, resolved prior to the expiration of the Resolution Period, then within thirty (30) days of the end of the Resolution Period, the Ceding Companies and Buyer (i) shall set forth in writing their respective positions on any Disputes still at issue and (ii) shall jointly submit the unresolved Disputes to the Third Party Accountant.

(iii) Buyer and the Ceding Companies shall instruct the Third Party Accountant to deliver its written determination to the Ceding Companies and Buyer no later than forty-five (45) days following the date on which the unresolved Disputes are submitted in writing to the Third Party Accountant, or such other date as may be mutually agreed by the Ceding Companies and Buyer. The Third Party Accountant’s determination shall (i) be based on presentations and written submissions by the Ceding Companies and Buyer to the Third Party Accountant and not by independent review and (ii) set forth in reasonable detail the basis for the Third Party Accountant’s final determination of the Phase 1 Closing Statement or the Phase 2 Closing Statement, as applicable, in accordance with this Agreement, the Calculation Methodologies and Investment Asset Valuation Methodologies; provided, however, that in no event shall the Third Party Accountant determine, with respect to any item that remains part of an unresolved Dispute submitted to it, an amount which is outside the range established by (x) the amount submitted by Buyer in its submission under Section 2.05(c)(ii) and (y) the amount set forth in the Phase 1 Closing Statement or the Phase 2 Closing Statement, as applicable. Absent manifest error, such determinations by the Third Party Accountant shall be conclusive and binding upon the parties and shall not be subject to appeal or review thereafter, and judgment upon such determinations may be entered or enforced in any court identified in Section 10.07. The Ceding Companies, on the one hand, and Buyer, on the other hand, shall each bear one half of the fees and expenses of the Third Party Accountant. The determination by the Third Party Accountant shall be final and binding upon the parties and shall be deemed the Final Phase 1 Closing Statement or the Final Phase 2 Closing Statement, as applicable, for all purposes hereunder. For the avoidance of doubt, the Third Party Accountant shall act as an expert, not an arbitrator, and the determination of the Third Party Accountant, and this agreement to submit to the determination of the Third Party Accountant, shall be governed and construed in accordance with Article 76 of the New York Civil Practice Law and Rules, and not, for the avoidance of doubt, the Federal Arbitration Act, 9 U.S.C. § 1 et seq. or any state arbitration Applicable Law or regime. Neither party shall disclose to the Third Party Accountant, and the Third Party Accountant shall not consider for any purpose, any settlement discussions or settlement offer made by any party with respect to any Dispute unless otherwise agreed by the parties.

(iv) No later than five (5) Business Days after the determination of the Final Phase 1 Closing Statement pursuant to this Section 2.05, with respect to each Ceding Company, if the Phase 1 Estimated Initial Reinsurance Premium attributable to such Ceding Company (i) is less than the Final Phase 1 Initial Reinsurance Premium for such Ceding Company as of the Phase 1 Closing Date, then such Ceding Company shall transfer cash in an amount equal to such excess plus interest on such amount from the Phase 1 Closing Date to the date of payment accrued at the Interest Rate to the applicable Trust Account or (ii) exceeds the Final Phase 1 Initial Reinsurance Premium for such Ceding Company as of the Phase 1 Closing Date, then Buyer shall pay to such Ceding Company cash in an amount equal to such shortfall plus interest on such amount from the Phase 1 Closing Date to the date of payment accrued at the Interest Rate.

(v) No later than five (5) Business Days after the determination of the Final Phase 2 Closing Statement pursuant to this Section 2.05, with respect to each Ceding Company, if the Phase 2 Estimated Initial Reinsurance Premium attributable to such Ceding Company (i) is less than the Final Phase 2 Initial Reinsurance Premium for such Ceding Company as of the Phase 2 Closing Date, then such Ceding Company shall transfer cash in an amount equal to such excess plus interest on such amount from the Phase 2 Closing Date to the date of payment accrued at the Interest Rate to the applicable Trust Account or (ii) exceeds the Final Phase 2 Initial Reinsurance Premium for such Ceding Company as of the Phase 2 Closing Date, then Buyer shall pay to such Ceding Company cash in an amount equal to such shortfall plus interest on such amount from the Phase 2 Closing Date to the date of payment accrued at the Interest Rate.

Section 2.06. Withholding. Any payment made under this Agreement shall be made free and clear, and without deduction or withholding, of any Taxes, except as required by Applicable Law. In the event that either party is required by law to withhold taxes from an amount payable under this Agreement, the payment of such amount shall be net of such withholdings and such withheld amount shall be treated as paid to the Person in respect of whom such withholding was made. Each party shall inform the other in the event it believes that withholding is due, and the parties shall reasonably cooperate to reduce or eliminate such withholding. Each party shall provide the other with complete and executed copies of any relevant Tax forms required to reduce withholdings, and shall update such forms as necessary, in each case to the extent such party is entitled to provide such Tax forms at such time.

Section 2.07. Phase 1 Assets and Phase 2 Assets.

(a) If any Investment Assets listed on the applicable Phase 1 Annex A were sold to pay claims in the ordinary course of business consistent with past practice following the Phase 1 Effective Time but prior to the Phase 1 Closing Date, such assets shall be deemed to be removed from such Phase 1 Annex A and added to the applicable Phase 1 Annex B. The foregoing treatment of sold Investment Assets shall apply to any Investment Assets listed on Phase 1 Annex A that become impaired (in accordance with the applicable Ceding Company’s impairment policy then in effect) prior to the Phase 1 Closing Date. For the avoidance of doubt, the Fair Market Value of any such Investment Assets shall be measured as of the Phase 1 Closing Date.

(b) Prior to the Phase 2 Closing Date, the Ceding Companies may sell Investment Assets listed on any Phase 2 Asset List to pay claims in the ordinary course of business consistent with past practice, provided, however, that (i) any such sold Investment Assets that were listed on the applicable Phase 2 Annex A shall be removed from such Phase 2 Annex A and added to the applicable Phase 2 Annex B, (ii) if any such assets with a Book Value in the aggregate greater than $82,000,000 are sold to pay claims in the ordinary course of business consistent with past practice pursuant to this sentence, then the parties will mutually agree on new assets to add to the applicable Phase 2 Annex A such that the aggregate Book Value of such Phase 2 Annex A Investment Assets is restored to its Book Value as of the Phase 2 Effective Time, such additional Investment Assets be reasonably equivalent as mutually agreed by the parties with respect to the (A) ratio of Fair Market Value to Book Value of such Investment Asset as of the Phase 2 Effective Time, (B) weighted average life, (C) ratings distribution and (D) sector distribution as the sold Investment Assets, and (iii) the parties will mutually agree on offsetting adjustments to the applicable Phase 2 Annex B pursuant to the preceding clause (ii). The foregoing treatment of sold Investment Assets shall apply to any Investment Assets listed on Phase 2 Annex A that become impaired (in accordance with the applicable Ceding Company’s impairment policy then in effect) prior to the Phase 2 Closing Date. For the avoidance of doubt, in each case, the Fair Market Value of any such Investment Assets shall be measured as of the Phase 2 Closing Date unless otherwise specified in Schedule 5.13. For the avoidance of doubt, the $82,000,000 aggregate shall apply cumulatively to Investment Assets sold under this Section 2.07(b) and assets sold under Section 5.14.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CEDING COMPANIES

Each Ceding Company (with respect to itself) hereby represents and warrants to Buyer, as of the date hereof and as of each of the Phase 1 Closing Date and the Phase 2 Closing Date, that, except as disclosed in the disclosure schedule delivered by the Ceding Companies to Buyer simultaneously with the execution of this Agreement (the “Ceding Company Disclosure Schedule”) (it being understood that any matter disclosed in the Ceding Company Disclosure Schedule with respect to a Ceding Company shall be deemed disclosed with respect to such Ceding Company in any section of this Article III to the extent that the relevance of such matter is reasonably apparent on its face):

Section 3.01. Organization and Good Standing. Each Ceding Company (a) is duly incorporated, validly existing and in good standing as a corporation or other legal entity under the laws of its jurisdiction of formation; (b) has full corporate power and authority to administer the Reinsured Policies as now conducted and to own, lease and operate its properties and assets relating to the Reinsured Policies; and (c) is duly qualified to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which administration of the Reinsured Policies or the ownership, leasing or operation of its properties or assets relating to the Reinsured Policies makes such qualification necessary, except, in the case of clause (c), where the failure to so qualify, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02. Authority; Enforceability; Non-Contravention.

(a) Each Ceding Company has full corporate power and authority to execute and to deliver this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements to which it will be a party, and to consummate the transactions contemplated hereby and thereby. Each Ceding Company has taken all necessary corporate action to authorize its execution and performance of this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements.

(b) This Agreement has been duly executed and delivered by each Ceding Company and, assuming due authorization, execution and delivery of this Agreement by Buyer, is the valid and binding obligation of each Ceding Company, enforceable against such Ceding Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws of general application now or hereafter in effect relating to or affecting the rights and remedies of creditors of insurance companies or creditors’ rights generally and general principles of equity, whether considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements, if and when executed by each Ceding Company pursuant to the terms and conditions of this Agreement, will be duly executed and delivered by such Ceding Company and, assuming due authorization, execution and delivery of the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements by the other parties thereto, will be the valid and binding obligation of such Ceding Company enforceable against such Ceding Company in accordance with their terms, subject to the Enforceability Exceptions.

(c) Assuming the consents, approvals, authorizations and filings referred to in Section 3.03 and Section 4.03 are obtained or made, as applicable, the execution, delivery and performance of this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements by each Ceding Company will not, with or without the giving of notice or passage of time or both, (i) violate, result in a default, right to accelerate or loss of rights under, or result in the creation or imposition of any Encumbrance pursuant to any provision of any note, bond, mortgage, deed of trust, lease, license, agreement, indenture or other instrument or obligation to which any Ceding Company is a party or by which its properties or assets are bound, (ii) violate any provision of the organizational documents of any Ceding Company, (iii) violate any Applicable Law or (iv) result in a breach or violation, in any material respect, of any of the terms or conditions of, or result in a default under, or otherwise cause an impairment or revocation of any material Permit of any of the Ceding Companies in respect of the Reinsured Policies or the administration thereof, except, in the case of the foregoing clauses (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.03. Ceding Companies’ Consents and Approvals. Except as set forth on Section 3.03 of the Ceding Company Disclosure Schedule, no consent, approval, waiver or authorization of, or filing with, any Governmental Authority is required to be made or obtained by any Ceding Company in connection with the execution, delivery and performance by them of this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements or the consummation by them of the transactions contemplated hereby and thereby, except for any such consents, approvals, waivers or authorizations of, or filings with, Governmental Authorities the failure of which to be obtained or made would not, individually or in the aggregate, be material to the Reinsured Policies reinsured under the Reinsurance Agreements or the transactions contemplated hereby or thereby.

Section 3.04. Compliance with Applicable Law. Each Ceding Company has conducted its business with respect to the Reinsured Policies in compliance with Applicable Law in all material respects and since December 31, 2017, none of the Ceding Companies has received any written or, to the Knowledge of the applicable Ceding Company, oral notice or communication from any Governmental Authority regarding any actual, alleged or potential material violation of, or material failure to comply with, the terms or requirements of any Applicable Law with respect to the Reinsured Policies (other than ordinary course notices involving claims for benefits arising under the Reinsured Policies).

Section 3.05. Permits.

(a) Each Ceding Company holds and maintains in full force and effect all material Permits that are required for the performance of their obligations under this Agreement, each Phase 1 Ancillary Agreement and each Phase 2 Ancillary Agreement that are necessary for the current operation and conduct of its business and to own or use its assets and properties owned and used in each of the jurisdictions in which such business is operated and conducted, in each case, with respect to the Reinsured Policies (collectively, the “Ceding Company Permits”). All such Ceding Company Permits are valid and in full force and effect in accordance with their terms.

(b) Since December 31, 2017, no Ceding Company has received any written, or to the Knowledge of such Ceding Company, oral notice or communication from any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, the terms or requirements of any such Ceding Company Permits. No Ceding Company is the subject of any Action pending or threatened in writing (or to the Knowledge of such Ceding Company threatened by oral notice or communication) seeking the revocation, withdrawal, suspension, termination, cancellation, nonrenewal, modification or impairment of any such Ceding Company Permits. None of the Ceding Company Permits will be subject to revocation, withdrawal, suspension, termination, cancellation, nonrenewal, modification or impairment as a result of the consummation of the transactions contemplated hereby.

Section 3.06. Orders and Proceedings.

(a) Except as set forth on Section 3.06(a) of the Ceding Company Disclosure Schedule, there are no material outstanding Orders relating to the Reinsured Policies against or involving any Ceding Company.

(b) Except as set forth on Section 3.06(b) of the Ceding Company Disclosure Schedule, there is no material Action relating to the Reinsured Policies which is pending or, to the Knowledge of each Ceding Company, threatened in writing against or involving such Ceding Company or the applicable counterparty to any Underlying Reinsurance Agreement (other than ordinary course actions, suits, litigation or legal, administrative or arbitration proceedings involving claims for benefits arising under the Reinsured Policies within applicable policy limits). There are no Actions pending or threatened in writing or, to the Knowledge of the Ceding Company, orally against any of the Ceding Companies that question the validity of, or seek injunctive relief with respect to, this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements, or the transactions contemplated hereby or thereby.

Section 3.07. Absence of Certain Changes and Events. Since December 31, 2019, there has not been any adverse event, change or circumstance that, individually or in the aggregate, has had a Material Adverse Effect and each Ceding Company has conducted its business with respect to the Reinsured Policies in the ordinary course consistent with past practice. Except as set forth on Section 3.07 of the Ceding Company Disclosure Schedule, since December 31, 2019, none of the Ceding Companies has taken any action or failed to take any action that would have required Buyer’s consent under Section 5.01 had such action or omission occurred during the period from the date hereof to Closing.

Section 3.08. Appraisal. The Ceding Companies have made available to Buyer a true, complete and correct copy of the actuarial report prepared by Willis Towers Watson plc (“Willis Towers Watson”) with respect to the Reinsured Policies, dated November 4, 2019, and all attachments, addenda, supplements and modifications thereto (the “Actuarial Report”). The factual information and data furnished by each Ceding Company and its Affiliates in writing to Willis Towers Watson for its use in connection with the preparation of the Actuarial Report, in each case, to the extent relating to the Reinsured Policies or the Reinsured Liabilities, was (a) derived from the Books and Records and was complete, accurate and correct in all material respects as of the date provided, (b) generated from the same underlying sources and systems that were relied on by each Ceding Company and its Affiliates to prepare the Ceding Company Financial Statements (c) based upon an inventory of in-force Reinsured Policies that were issued, reinsured or assumed by the applicable Ceding Company that, at the time of preparation, was correct, complete and accurate in all material respects and (d) computed in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial principles. As of the date hereof, Willis Towers Watson has not notified any Ceding Company or any of their respective Affiliates that the Actuarial Report is inaccurate in any material respect and, as of the date hereof, to the Knowledge of the Ceding Companies, there are no omissions, errors or discrepancies in any factual information contained in the Actuarial Report that would, when taken as a whole, materially affect the factual information contained in the Actuarial Report. As of the date hereof, Willis Towers Watson has not issued to any Ceding Company or any of their respective Affiliates, nor does any such Person have any pending request for, any new report or errata with respect to the Actuarial Report. Notwithstanding the foregoing, the Ceding Companies do not guarantee the projected results included in the Actuarial Report, or make any representation or warranty in this Section 3.08 or in any other provision of this Agreement (i) with respect to the assumptions in the Actuarial Report (including, as to future morbidity, mortality, policyholder behavior, expense, investment experience and other actuarial factors with respect to the Reinsured Policies) or (ii) to the effect that the projected profits set forth in the Actuarial Report will be realized.

Section 3.09. Reinsurance Agreements.

(a) Section 3.09(a) of the Ceding Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each Ceded Reinsurance Agreement. A “Ceded Reinsurance Agreement” means each written contract, agreement, instrument or other legally binding and enforceable commitment under which any of the Ceding Companies or the applicable counterparties have continuing rights or obligations and pursuant to which any of PLA, PRL and UA cede risks with respect to the Reinsured Policies, including the NICO Agreements. Each Ceding Company has made available to Buyer true, correct and complete copies of each Ceded Reinsurance Agreement that is in force on the date of this Agreement, and all material amendments and assignments thereto.

(b) Section 3.09(b) of the Ceding Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each Underlying Reinsurance Agreement. An “Underlying Reinsurance Agreement” means each written contract, agreement, instrument or other legally binding and enforceable commitment or under which any of the Ceding Companies or the applicable counterparties have continuing rights or obligations and whereby Reinsured Policies are assumed by PLA, PRL or UA, as applicable. Each Ceding Company has made available to Buyer true, correct and complete copies of each Underlying Reinsurance Agreement that is in force on the date of this Agreement, and all material amendments and assignments thereto.

(c) Section 3.09(c) of the Ceding Company Disclosure Schedule sets forth all pending Actions or disputes and any Actions or disputes threatened in writing (or to the Knowledge of the applicable Ceding Company, threatened orally) related to any Ceded Reinsurance Agreement or Underlying Reinsurance Agreement. To the Knowledge of each Ceding Company, no party to any Ceded Reinsurance Agreement or Underlying Reinsurance Agreement is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding. Since December 31, 2017, no Ceding Company has received any written or, to the Knowledge of the applicable Ceding Company, oral notice to the effect that the financial condition of the other party to any Ceded Reinsurance Agreement or Underlying Reinsurance Agreement is impaired or that a material default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. No Ceding Company has received (i) any written, or to the Knowledge of the applicable Ceding Company, oral, or (ii) given, any notice of early termination or recapture under any Ceded Reinsurance Agreement or Underlying Reinsurance Agreement. Since December 31, 2017, (i) there has not been any dispute with respect to any material amounts recoverable or payable pursuant to any Ceded Reinsurance Agreement or Underlying Reinsurance Agreement, (ii) no reinsurer party to a Ceded Reinsurance Agreement has denied or threatened to deny coverage with respect to any current or prospective material claim thereunder and (iii) no Ceding Company party to an Underlying Reinsurance Agreement has denied or threatened to deny coverage with respect to any current or prospective material claim thereunder. All amounts owed under any Ceded Reinsurance Agreement or Underlying Reinsurance Agreement have been timely paid in accordance with their terms. Except as set forth in Section 3.09(c) of the Ceding Company Disclosure Schedule, none of the Ceded Reinsurance Agreements or Underlying Reinsurance Agreements contain any provision providing that the other party thereto may terminate, amend or alter the pricing or other terms thereof by reason of the transactions contemplated hereby.

(d) Each Ceded Reinsurance Agreement and each Underlying Reinsurance Agreement is in full force and effect in accordance with its terms and is a valid and binding obligation of PLA, PRL or UA, as applicable, and, to the Knowledge of each Ceding Company, each other party to such Ceded Reinsurance Agreement or Underlying Reinsurance Agreement. Each Ceded Reinsurance Agreement and each Underlying Reinsurance Agreement is enforceable in accordance with its terms against PLA, PRL or UA, as applicable, and, to the Knowledge of each Ceding Company, each other party to such Ceded Reinsurance Agreement or Underlying Reinsurance Agreement, subject in each case to the Enforceability Exceptions. None of PLA, PRL or UA is in material breach or default under any such Ceded Reinsurance Agreement or Underlying Reinsurance Agreement and, to the Knowledge of each Ceding Company, no other party to any such Ceded Reinsurance Agreement or Underlying Reinsurance Agreement is in material breach or default.

Section 3.10. Insurance Matters.

(a) Each Ceding Company has filed all material reports, statements, documents, registrations, filings or submissions (including policy forms) required to be filed with any Governmental Authority relating to the Reinsured Policies since December 31, 2017 and all such reports, statements, documents, registrations, filings or submissions were timely filed and compiled in all material respects with Applicable Law when filed or as amended or supplemented, and no material deficiencies or violations have been asserted by any Governmental Authority with respect to such reports, statements, documents, registrations, filings or submissions that have not, to the Knowledge of each Ceding Company, been resolved to the satisfaction of the applicable Governmental Authority.

(b) Prior to the date of this Agreement, each Ceding Company has made available to Buyer copies of all material examination reports, risk-based capital reports and market conduct reports relating to the Reinsured Policies received from or delivered to any Governmental Authority, relating to the Ceding Companies’ accounting, actuarial, reporting and claims-handling practices since December 31, 2017 or that are in effect as of the date hereof. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Governmental Authority. Except as set forth in Section 3.10(b) of the Ceding Company Disclosure Schedules, none of the Ceding Companies is, as of the date hereof, subject to any pending financial or market conduct examination by any applicable Governmental Authority with respect to the Reinsured Policies.

Section 3.11. Brokers or Finders. Other than Morgan Stanley & Co. LLC and Rothschild & Co US Inc., the fees of which will be paid by, or on behalf of, the Ceding Companies, no broker or finder has acted directly or indirectly for any Ceding Company or its Affiliates, nor has any Ceding Company or its Affiliates incurred any obligation to pay any brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements.

Section 3.12. Specified Data Relating to the Reinsured Policies. The Specified Data relating to the business reinsured under the Reinsurance Agreements and the Amended and Restated Reinsurance Agreements that was supplied by or on behalf of the Ceding Companies to Buyer or any of Buyer’s Representatives in connection with this Agreement and the transactions contemplated hereby as of the date supplied (or if later corrected or supplemented prior to the Phase 1 Closing Date, as of the date corrected or supplemented), (a) was derived from the Books and Records and was complete, accurate and correct in all material respects as of such date, (b) was generated from the same underlying sources and systems that were relied on to prepare the Ceding Company Financial Statements and (c) to the extent applicable to the Specified Data, was compiled in accordance with generally accepted actuarial principles and practices consistently applied given the intended purpose of such Specified Data at the time compiled. Notwithstanding the foregoing, the Ceding Companies do not guarantee any projected results included in the Specified Data, or make any representation or warranty in this Section 3.12 or in any other provision of this Agreement (i) with respect to any assumptions in the Specified Data (including, as to future morbidity, mortality, policyholder behavior, expense, investment experience and other actuarial factors with respect to the Reinsured Policies) or (ii) to the effect that any projected profits set forth in the Specified Data will be realized.

Section 3.13. Product Tax.

(a) The Tax treatment of each Reinsured Policy is not, and since the time of issuance (or subsequent modification) has not been, materially less favorable to the purchaser, holder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in materials provided at the time of issuance (or any subsequent modification of such policy) or for which such policy was intended or reasonably expected to apply at the time of issuance (or subsequent modification). Each Ceding Company has complied in all material respects with its tax withholding and reporting obligations with respect to policyholders of the Reinsured Policies.

(b) No relief has been requested from the U.S. Internal Revenue Service (“IRS”) concerning the qualification of any Reinsured Policy under, or in compliance with, the Internal Revenue Code of 1986, as amended (the “Code”), and the IRS has not asserted in writing that any such Reinsured Policy fails to so qualify or comply.

Section 3.14. ERISA. Either (a) none of the assets transferred by the applicable Ceding Company to Buyer or to any of the Trust Accounts constitute “plan assets” for purposes of ERISA or Section 4975 of the Code or (b) the applicable Ceding Company is an “insurance company general account” (within the meaning of Prohibited Transaction Class Exemption 95-60 promulgated by the U.S. Department of Labor) as to which of the requirements of clause (a) of Section I shall be met as of the Phase 1 Closing Date or Phase 2 Closing date, as applicable and on the date of any transactions contemplated hereunder. None of the assets transferred by the applicable Ceding Company to Buyer or to any of the Trust Accounts constitute assets of any employee benefit plan or plan subject to Applicable Law substantially similar to Section 406 of ERISA or Section 4975 of the Code.

Section 3.15. Reserves. The reserves and other liabilities for the payment of benefits, losses, claims, unearned premium and expenses under the Reinsured Policies (including with respect to the Ceded Reserves) recorded in the Ceding Company Financial Statements as of their respective dates: (a) were computed in all material respects in accordance with generally accepted actuarial principles and practices consistently applied under Applicable Law and were fairly stated in accordance with sound actuarial principles and SAP; (b) were based on actuarial assumptions that were reasonable in relation to any Reinsured Policy as to reserve basis and method, and are in accordance with all other Reinsured Policy provisions thereof; and (c) include provision for all actuarial reserves and related statement items which ought to be established by the applicable Ceding Company pursuant to SAP, including additional reserves for benefits that may be included in rider provisions.

Section 3.16. Investment Assets. As to each Investment Asset, the applicable Ceding Company is the record and beneficial owner and has good, valid and marketable title, free and clear of all Encumbrances (other than customary interests of nominees, custodians, brokers, clearinghouses or similar intermediaries in connection with investment assets). On the Phase 1 Closing Date or the Phase 2 Closing Date, as applicable, in connection with the deposit and transfer of the Investment Assets in accordance with the terms hereof, all economic interests in the Investment Assets deposited into the applicable Trust Account, pursuant to the terms hereof will pass to the Trustee or Buyer, as applicable, free and clear of any Encumbrances, other than Encumbrances created by the applicable Trust Agreement. None of the Ceding Companies nor any of their Affiliates (i) has received written notice that any of the Investment Assets is in default in any payment of principal, distributions, interest, dividends or any other material payment or performance obligation thereunder or (ii) is aware of any breach or default under any covenants of any of the Investment Assets.

Section 3.17. Accuracy of Books and Records. Each Ceding Company maintains records relating to the Reinsured Policies, and implements administrative and operating procedures with respect to such records, and keeps and maintains all material documents, books and records reasonably necessary for the maintenance of the Reinsured Policies, which documents, books and records are complete and accurate in all material respects.

Section 3.18. Financial Statements. Prior to the date of this Agreement, each Ceding Company has made available to Buyer true, complete and correct copies of (a) audited annual statutory financial statements of each Ceding Company as of December 31, 2019, together with the report of the applicable independent auditor thereon and (b) unaudited balance sheets and income statements of each Ceding Company as of and for the fiscal quarter ending June 30, 2020 (collectively, the “Ceding Company Financial Statements”). Subject to the notes thereto, the Ceding Company Financial Statements (i) were derived from each Ceding Company’s Books and Records, (ii) were prepared in accordance with SAP consistently applied during the periods involved and (iii) present fairly, in all material respects, the statutory financial position, statutory results of operations, capital and surplus of the applicable Ceding Company as of the respective dates and for the respective periods referred to in the Ceding Company Financial Statements, subject, in the case of the unaudited balance sheets and income statements referenced above, to normal recurring year-end adjustments.

Section 3.19. Permitted Practices. Except as set forth in Section 3.19 of the Ceding Company Disclosure Schedules, there are no permitted practices used by any of the Ceding Companies in connection with the Reinsured Policies.

Section 3.20. Policies.

(a) The Reinsured Policies, all policy forms, riders, amendments and endorsements on which any Reinsured Policy has been issued, have been, to the extent required under Applicable Law, on forms and at rates approved by all applicable Governmental Authorities or filed and not objected to by such Governmental Authority within the period provided for objection and any application form utilized with respect to the Reinsured Policies, the use of which required filing or approval, has been timely and appropriately filed and, if required, approved by all applicable Governmental Authorities, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved.

(b) Since December 31, 2017, the Reinsured Policies have been administered and serviced in compliance in all material respects with all Applicable Laws.

(c) The Ceding Companies have made available to Buyer true, correct and complete copies of all policy forms, riders, endorsements and supplements on which the Reinsured Policies with at least $20,000,000 of Ceded Reserves (other than any Reinsured Policies ceded to a Ceding Company pursuant to an Underlying Reinsurance Agreement) were written, other than state by state variations thereof. Any policy forms, riders, endorsements and supplements on which the Reinsured Policies were written that were not made available to Buyer contain terms that are substantially similar in all material respects to the terms of at least one of the policy forms, riders, endorsements and supplements that the Ceding Companies have made available to Buyer.

(d) The Reinsured Policies do not contain any non-guaranteed elements or discretion with respect to future premiums or benefits under the Reinsured Policies other than as set forth in Section 3.20(d) of the Ceding Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Ceding Companies, as of the date hereof and as of each of the Phase 1 Closing Date and the Phase 2 Closing Date, that except as disclosed in the disclosure schedules delivered by Buyer to the Ceding Companies simultaneously with the execution of this Agreement (the “Buyer Disclosure Schedule”) (it being understood that any matter disclosed in the Buyer Disclosure Schedule shall be deemed disclosed with respect to any section of this Article IV to the extent that the relevance of such matter is reasonably apparent on its face):

Section 4.01. Organization and Good Standing. Buyer (a) is duly incorporated, validly existing and, where applicable, in good standing as a corporation or other legal entity under the laws of its jurisdiction of incorporation or domicile; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets makes such qualification necessary, except, in the case of clause (c), where the failure to so qualify, would not, individually or in the aggregate, materially and adversely affect its ability to timely perform its obligations under this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements.

Section 4.02. Authority; Enforceability; Non-Contravention.

(a) Buyer has full corporate power and authority to execute and to deliver this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements to which it will be a party, and to consummate the transactions contemplated hereby and thereby. Buyer has taken all necessary corporate action to authorize its execution and performance of this Agreement, such Phase 1 Ancillary Agreements and such Phase 2 Ancillary Agreements.

(b) This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery of this Agreement by each Ceding Company, is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. The Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements, if and when executed by Buyer pursuant to the terms and conditions of this Agreement, will be duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements by the other parties thereto, will be the valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms, subject to the Enforceability Exceptions.

(c) Assuming the consents, approvals, authorizations and filings referred to in Section 3.03 and Section 4.03 are obtained or made, as applicable, the execution, delivery and performance of this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements by Buyer will not, with or without the giving of notice or passage of time or both, (i) violate, result in a default, right to accelerate or loss of rights under, or result in the creation or imposition of any Encumbrance pursuant to any provision of any note, bond, mortgage, deed of trust, lease, license, agreement, indenture or other instrument or obligation to which Buyer is a party or by which its properties or assets are bound, (ii) violate any provision of the organizational documents of Buyer or (iii) violate any Applicable Law, except, in the case of the foregoing clauses (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.03. Buyer’s Consents and Approvals. Except as set forth on Section 4.03 of the Buyer Disclosure Schedule, no consent, approval, waiver or authorization of, or filing with, any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements or the consummation by Buyer of the transactions contemplated hereby and thereby, except for any such consents, approvals, waivers or authorizations of, or filings with, Governmental Authorities the failure of which to be obtained or made would not, individually or in the aggregate, be material to the Reinsured Policies reinsured under the Reinsurance Agreements or the transactions contemplated hereby or thereby.

Section 4.04. Compliance with Applicable Law. Buyer is in compliance with Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect its ability to timely perform its obligations under this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements.

Section 4.05. Permits.

(a) Buyer holds and maintains in full force and effect all Permits that are required for the performance of its obligations under this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements, in each case, to which it will be a party (collectively, the “Buyer Permits”). All such Buyer Permits are valid and in full force and effect in accordance with their terms.

(b) Since December 31, 2017, Buyer has not received any written, or to the Knowledge of Buyer, oral notice or communication from any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, the terms or requirements of any such Buyer Permits. Buyer is not the subject of any Action pending or threatened in writing (or to the Knowledge of Buyer threatened by oral notice or communication) seeking the revocation, withdrawal, suspension, termination, cancellation, nonrenewal, modification or impairment of any such Buyer Permits. None of the Buyer Permits will be subject to revocation, withdrawal, suspension, termination, cancellation, nonrenewal, modification or impairment as a result of the consummation of the transactions contemplated hereby.

Section 4.06. Orders and Proceedings.

(a) As of the date of this Agreement, there are no outstanding Orders against or involving Buyer which would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) As of the date of this Agreement, there is no material Action which is pending or, to the Knowledge of Buyer, threatened in writing against or involving Buyer or its Affiliates that challenges or may reasonably be expected to have the effect of preventing or delaying or making unlawful the consummation of the transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements. There are no Actions pending or threatened in writing or to the Knowledge of Buyer orally against Buyer or any of its Affiliates that question the validity of, or seek injunctive relief with respect to, this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements, or the transactions contemplated hereby or thereby.

Section 4.07. Financial Statements. Prior to the date of this Agreement, Buyer has made available to the Ceding Companies true, complete and correct copies of (a) Buyer’s audited annual statutory financial statements as of December 31, 2019, together with the report of the applicable independent auditor thereon, (b) the audited balance sheets and income statements of Buyer as of and for the year ended December 31, 2019 and (c) unaudited balance sheets and income statements of Buyer as of and for the fiscal quarter ending June 30, 2020 (collectively, the “Buyer Financial Statements”). Subject to the notes thereto, the Buyer

Financial Statements (i) were derived from Buyer’s books and records, (ii) were prepared in accordance with SAP consistently applied during the periods involved and (iii) present fairly, in all material respects, the statutory financial position and statutory results of operations of Buyer as of the respective dates and for the respective periods referred to in the Buyer Financial Statements, subject, in the case of the unaudited balance sheets and income statements referenced above, to normal recurring year-end adjustments.

Section 4.08. Resources. Buyer has available, and at the Phase 1 Closing and the Phase 2 Closing will have available, sufficient cash to consummate the transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements and to pay all related fees and expenses required to be paid by it hereunder and thereunder.

Section 4.09. Absence of Certain Changes and Events. Since December 31, 2019, there has not been any adverse change, event or circumstance that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.10. Investment Company. Buyer is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 4.11. Brokers or Finders. Other than one or more Affiliates of Buyer, the fees and expenses of which, if any, shall be paid by, or on behalf of, Buyer, neither Buyer nor any of its Affiliates has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements and the transactions contemplated hereby or thereby.

ARTICLE V

COVENANTS

Section 5.01. Conduct of Business Prior to the Phase 2 Closing. Except as set forth on Section 5.01 of the Ceding Company Disclosure Schedule, as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), as expressly contemplated in this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements, as expressly required to consummate the transactions contemplated hereby and thereby or as expressly required by any Order or Applicable Law, during the period from the date hereof through the earlier of the Phase 2 Closing Date or the termination of this Agreement, each Ceding Company shall:

(a) conduct its business with respect to the Reinsured Policies in the ordinary course consistent with past practice;

(b) use commercially reasonable efforts to maintain current significant business relationships and goodwill with the policyholders, ceding companies, reinsurers and other Customers, suppliers and service providers of and to its business with respect to the Reinsured Policies;

(c) not terminate or commute, nor materially modify, amend, extend or waive compliance with any provision of or waive, release or assign any rights or claims under or grant any consent under any Ceded Reinsurance Agreement or Underlying Reinsurance Agreement;

(d) not materially change any of its financial, underwriting, pricing, claims, risk retention, reinsurance, retrocession, investment, claims administration, hedging, risk management, accounting, reserving or actuarial policies related to the Reinsured Policies, except insofar as may be required by a concurrent change in Applicable Law, GAAP, SAP or as may be required by any Governmental Authority, or fail in any material respect to comply with any such policies with respect to the Reinsured Policies;

(e) not fail to pay or satisfy when due any material liability relating to the Reinsured Policies (other than any such liability that is being contested in good faith);

(f) not settle any litigation relating to the Reinsured Policies (other than relating to claims relating to the Reinsured Policies arising in the ordinary course of business);

(g) not enter into any Ceded Reinsurance Agreements or Underlying Reinsurance Agreements; or

(h) not abandon, modify, waive, surrender, withdraw, terminate or allow to lapse any material Permit of such Ceding Company to the extent relating to the conduct of its business with respect to the Reinsured Policies;

(i) not reincorporate or redomesticate any of the Ceding Companies or adopt a plan of complete or partial liquidation or rehabilitation or adopt a plan of division with respect to any of the Ceding Companies;

(j) not conduct any material revaluation of any Transferred Investment Asset except to the extent required by applicable Laws or applicable accounting principles;

(k) not seek approval from any applicable Governmental Authority for the use of any accounting practices related to the Reinsured Policies that depart from the accounting practices prescribed or permitted by Applicable Law in the applicable domiciliary jurisdiction; and

(l) not authorize or enter into an agreement or arrangement of any kind to do any of the foregoing.

Section 5.02. Access; Certain Communications.

(a) Between the date of this Agreement and the Phase 2 Closing Date, subject to any Applicable Law relating to competition, antitrust, employment or privacy issues and subject to the rules applicable to visitors at each Ceding Company’s or its Affiliates’ offices generally that do not unduly restrict Buyer’s and its Representative’s access rights provided pursuant to the remainder of this Section 5.02, each Ceding Company shall afford to Buyer and its Representatives reasonable access, upon reasonable advance notice and during normal business hours, to the Books and Records.

(b) Between the date of this Agreement and the Phase 2 Closing Date, each Ceding Company shall use its commercially reasonable efforts to cause the employees of such Ceding Company, its Affiliates and their respective Representatives to provide reasonable assistance to Buyer in Buyer’s investigation of matters relating to the transactions contemplated hereby; provided, however, that Buyer’s investigation shall be conducted in a manner which does not unreasonably interfere with such Ceding Company’s or its Affiliates’ normal operations or employee relations.

(c) The terms of Section 5.03 shall govern the parties’ and their respective Representatives’ obligations with respect to all Confidential Information which has been provided or made available to them at any time, including during the period between the date of this Agreement and the Phase 2 Closing Date.

Section 5.03. Confidentiality.

(a) Each Ceding Company and Buyer (each, if in receipt of Confidential Information hereunder, obtained directly or indirectly from the other parties hereto or their respective Affiliates or Representatives, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its Affiliates, that from and after the Phase 2 Closing Date, the Receiving Party and its Affiliates will not disclose, give, sell, use or otherwise divulge any Confidential Information of the other party (the “Disclosing Party”) or permit their respective Representatives to do the same, except that each Receiving Party may disclose such Confidential Information or portions thereof (i) if legally compelled to do so, (ii) to the extent necessary for the performance of such Receiving Party’s obligations under this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements, (iii) for the enforcement of the rights of such Receiving Party and its Affiliates under this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements, (iv) to those of such Receiving Party’s Affiliates, and to their respective Representatives, and in the case of Buyer, Kohlberg Kravis Roberts & Co. L.P., and its Affiliates, in each case, who need to know such information for the foregoing purposes, (v) as required under any Applicable Law, (vi) as might be necessary for tax or financial reporting purposes, (vii) to its retrocessionaires or hedge or other risk mitigation counterparties in connection with its retrocession (to the extent permitted under the terms of the Reinsurance Agreements) or hedging of all or a portion of the risks ceded under the Reinsurance Agreements, (viii) to any rating agency or (ix) with respect to which the Disclosing Party provides its prior written consent; provided, that in the case of clauses (iv) and (vii), the Receiving Party may only disclose such Confidential Information to Persons who are bound by confidentiality obligations in respect of such Confidential Information that are at least as stringent as the confidentiality obligations of the Receiving Party. If the Receiving Party or its Affiliates, or any of their respective Representatives become legally compelled to disclose any Confidential Information other than pursuant to an ordinary course regulatory examination or request, the Receiving Party shall, to the extent permitted by Applicable Law, provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Section 5.03. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Section 5.03, the Receiving Party or its Affiliates, as applicable, shall furnish only that portion of Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded such Confidential Information.

(b) The Receiving Party, on behalf of itself, its Affiliates and their respective Representatives acknowledges that a breach of its obligations under this Section 5.03 may result in irreparable injury to the Disclosing Party. In the event of the breach by the Receiving Party, its Affiliates or their respective Representatives of any of the terms and conditions of this Section 5.03 to be performed, the Disclosing Party shall be entitled to the remedies provided in Section 10.11 in addition to any other remedy to which the Disclosing Party may be entitled hereunder.

(c) Each of the parties hereby agrees, on behalf of themselves and their respective Affiliates, that the terms of the confidentiality agreement, dated October 28, 2019 (the “Confidentiality Agreement”), between Unum Group and Global Atlantic Financial Company is hereby terminated in its entirety and shall be of no further force and effect.

Section 5.04. Governmental Approvals; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Ceding Company and Buyer shall each use, and cause their respective Affiliates to use, their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement (including satisfying all Phase 1 Closing and Phase 2 Closing conditions), the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements; (ii) obtain from any Governmental Authority any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by each Ceding Company, Buyer or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including, without limitation, as set forth on Section 3.03 of the Ceding Company Disclosure Schedule and Section 4.03 of the Buyer Disclosure Schedule; (iii) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements and the transactions contemplated hereby or thereby under any Applicable Law related to insurance; and (iv) furnish all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements. Each party agrees promptly to provide, or cause to be provided, all information and documents in such party’s possession, custody or control that may be reasonably requested by any Governmental Authority relating to such party or its or their structure, business, operations, assets, liabilities, financing or financial condition or any of its or their directors, officers, partners, members or shareholders.

(b) Subject to any Applicable Law, the Ceding Companies and Buyer shall, with respect to the transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements, the Phase 2 Ancillary Agreements or in connection with any proceeding by a third party relating thereto, (i) keep the other party reasonably informed of any material communication received by such party from, or given by such party to, any Governmental Authority or such third party and (ii) permit the other parties to review any communication delivered to, and consult with, the other parties in advance of any meeting, conference or telephone call with, any Governmental Authority or such third party, other than routine or ministerial matters; provided, that the parties shall not be obligated to provide such information if such person determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract or agreement of confidentiality owing to a third party, or jeopardize the protection of an attorney-client privilege (it being understood that the parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to enable such information to be furnished or made available to the requesting party or its Representatives without so jeopardizing privilege or protection, incurring liability or contravening Applicable Law or contract or agreement, including by entering into a customary joint defense agreement or common interest agreement with the requesting party to the extent such an agreement would preserve the applicable privilege or protection). Without limiting the foregoing, the parties shall use, and shall cause their applicable Affiliates to use, their respective commercially reasonable efforts to take any and all actions necessary to avoid each and every impediment under any Applicable Law that may be asserted by, or Order that may be entered by, any Governmental Authority with respect to this Agreement or the transactions contemplated hereby so as to enable the Phase 1 Closing and the Phase 2 Closing to occur as promptly as practicable, including using their respective commercially reasonable efforts to take or agree to take all actions requested by any Governmental Authority, or otherwise necessary, proper or appropriate to (i) obtain all governmental approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Phase 1 Closing or the Phase 2 Closing or any other transaction contemplated by this Agreement and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Phase 1 Closing, the Phase 2 Closing or any other transaction contemplated by this Agreement.

(c) Notwithstanding anything herein to the contrary, neither the Ceding Companies nor Buyer or their respective Affiliates shall be obligated to take or refrain from taking or to agree to take any action, or to permit or suffer to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements, in each case, imposed by a Governmental Authority in connection with any permit, order, consent, approval or authorization relating to the consummation of the transactions contemplated by this Agreement or any Ancillary Agreements, in the case of each Ceding Company would (i) restrict the ability of (A) such Ceding Company or any of its Affiliates or (B) Buyer or any of its Affiliates to conduct their respective businesses after the Phase 1 Closing Date or the Phase 2 Closing Date other than a de minimis restriction or (ii) have a non-de minimis adverse effect on the aggregate economic benefits that, as of the date hereof, such Ceding Company reasonably expects to derive from the consummation of either of the Phase 1 Closing or the Phase 2 Closing, or, in the case of Buyer or its Affiliates, would have a non-de minimis adverse effect on the aggregate economic benefits that, as of the date hereof,

Buyer reasonably expects to derive from the consummation of either of the Phase 1 Closing or the Phase 2 Closing, (each, a “Burdensome Condition”). Prior to any party being entitled to invoke an actual or potential Burdensome Condition, such party shall take, or cause its Affiliates to take, as applicable, all reasonable steps to avoid the effect or condition giving rise to the actual or potential existence of a Burdensome Condition or sufficiently mitigate the negative impact thereof if such reasonable steps can be identified. For the avoidance of doubt, any reasonable steps identified for the mitigation of any potential Burdensome Condition shall not themselves constitute a Burdensome Condition hereunder, and shall not be taken into account in determining whether any action, restriction, condition, limitation or requirement constitutes a Burdensome Condition hereunder.

(d) Except as otherwise agreed by the parties, each Ceding Company and Buyer shall cooperate and use their respective commercially reasonable efforts to obtain all consents, approvals and agreements of any third party (other than a Governmental Authority), necessary to effect the Phase 2 Closing, including those set forth on Section 5.04(d)(i) of the Ceding Company Disclosure Schedule. Any costs and expenses payable to third parties in connection with the procurement of any such consents, approvals and agreements (whether such costs and expenses are incurred prior to the Phase 1 Closing or the Phase 2 Closing, as applicable or after the Phase 1 Closing or Phase 2 Closing, as applicable, pursuant to this Section 5.04(d)) shall be borne by the applicable Ceding Company. To the extent that a Ceding Company determines, in its reasonable discretion, that any such consents, approvals or agreements required in connection with a Ceded Reinsurance Agreement is not likely to be obtained or is likely to be significantly delayed or conditioned, such Ceding Company shall be entitled to negotiate and thereafter effectuate the commutation or recapture of the reinsurance under such Ceded Reinsurance Agreement in lieu of obtaining such consents, approvals or agreements so long as such commutation or recapture is consummated prior to the Phase 2 Closing Date; provided, that, except as set forth on Section 5.04(d)(ii) of the Ceding Company Disclosure Schedule any such commutation or recapture shall (x) be on terms agreeable to Buyer and (y) not adversely affect the rights of Buyer in respect of this Agreement or the Phase 2 Ancillary Agreements. Any such commutation or recapture entered into with the consent of Buyer shall not be deemed to result in any breach, inaccuracy or non-performance of any representation, warranty, covenant or agreement contained herein for any purpose hereunder, including without limitation for purposes of Article VIII. The parties agree to effectuate the Phase 2 Closing with ceding commissions determined in accordance with Schedule III.

(e) Notwithstanding anything herein to the contrary, in no event shall the Buyer be required to reinsure any insurance policies assumed under an Underlying Reinsurance Agreement or ceded under a Ceded Reinsurance Agreement at the Phase 2 Closing in respect of which (i) a consent for retrocession or reinsurance to the Buyer is required pursuant to the terms of the applicable Underlying Reinsurance Agreement or Ceded Reinsurance Agreement and has not been obtained, (ii) a consent required to allow the Buyer or its designated appointees to manage the investment or reinvestment of the assets relating to the applicable insurance policies (including assets held in a modified coinsurance or funds withheld account) and to allow for the transfer and integration of such investment management to the Reinsurer or its designated appointees (including operationally and administratively), including providing for all applicable information and data feeds reasonably necessary in furtherance thereof, has not been granted, (iii) a consent for retrocession or reinsurance to the Buyer in respect of all insurance policies that are intended to be retroceded or reinsured to the Buyer that are assumed or ceded by a Ceding Company to or from all applicable cedants or reinsurers within Affiliated companies is required pursuant to the terms of one or more applicable Underlying Reinsurance Agreements or Ceded Reinsurance Agreements and has not been obtained or (iv) unless otherwise consented to by the Buyer, at any time prior to the Phase 2 Closing there is a breach thereunder or a breach thereunder threatened in writing or a notice of recapture or notice of termination thereunder is received by the applicable Ceding Company or provided to the applicable counterparty by the applicable Ceding Company (whether or not arising from a Carolina Circumstance (as defined in the Phase 2 Term Sheets)). Additionally, in no event shall the Reinsurer be required to reinsure any additional share of any insurance policies that were ceded to a third party under a Ceded Reinsurance Agreement as of the Phase 1 Effective Time and such additional share is no longer ceded under a Ceded Reinsurance Agreement as of the Phase 2 Closing as a result of a commutation or recapture of the applicable Ceded Reinsurance Agreement on or after the Phase 1 Effective Time and prior to the Phase 2 Closing Date. In addition to the consents referenced in the first sentence of this Section 5.04(e), the applicable Ceding Company shall cooperate in good faith with the Buyer at the Buyer’s request to take all necessary steps to allow the Buyer or its designated appointees to, after the Phase 2 Closing, invest or reinvest such assets and to allow for the additional transfer and integration of such investment management to the Buyer or its designated appointees (including operationally and administratively), including providing for all applicable information and data feeds reasonably necessary in furtherance thereof, and the applicable Ceding Company shall use reasonable best efforts to obtain such information from the applicable cedants under the Underlying Reinsurance Agreements upon the reasonable request of the Buyer. For the avoidance of doubt, no insurance policies that are assumed under an Underlying Reinsurance Agreement or ceded under a Ceded Reinsurance Agreement shall be ceded to the Buyer at the Phase 1 Closing, other than those ceded under the NICO Reinsurance Agreement (as defined in the applicable Reinsurance Agreements) or assumed under the First Unum Reinsurance Agreement (as defined in the UA Reinsurance Agreement).

Section 5.05. Further Assurances. Each of the parties hereto shall, and shall cause its Affiliates to, execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby, by the Phase 1 Ancillary Agreements and by the Phase 2 Ancillary Agreements. Each such party shall, at or prior to the Phase 1 Closing Date or Phase 2 Closing Date, as applicable, subject to the other terms and conditions of this Agreement, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby and by the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements, including the execution and delivery of any documents, certificates, instruments or other papers and the taking of any other actions that are reasonably necessary for the consummation of the transactions contemplated hereby, by the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements.

Section 5.06. Notification of Certain Matters. Each party shall give prompt notice to the other parties of (a) any adverse event, change or circumstance that (i) in the case of each Ceding Company, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or, in the case of Buyer, a Buyer Material Adverse Effect, (ii) would reasonably be expected to cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Phase 1 Closing Date or (iii) would reasonably be expected to cause any condition set forth in Article VII to be unsatisfied in any material respect at any time prior to the Phase 2 Closing Date and (b) any Action pending or threatened in writing (and to its Knowledge, threatened orally) that challenges or seeks to restrain or enjoin the consummation of the transactions contemplated hereby, by the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements. No notification made pursuant to this Section 5.06 shall have the effect of satisfying any condition set forth in Article VI or Article VII, nor shall any such notification have any effect for the purposes of determining the rights of any party under this Agreement or otherwise to enforce its rights and remedies under this Agreement, including rights to indemnification pursuant to Article VIII, nor shall any such notice be deemed to be a waiver of any failure to satisfy the conditions set forth in Article VI and Article VII.

Section 5.07. Actuarial Report. Each Ceding Company shall promptly provide Buyer with any new report, addenda, supplement, modification or errata with respect to the Actuarial Report issued by Willis Towers Watson to any Ceding Company or any of their respective Affiliates or Representatives or their Affiliates’ Representatives and shall notify Buyer of any pending request for any such new report, addenda, supplement, modification or errata.

Section 5.08. Recapture of Northwind Re Reinsurance Agreements. Each Ceding Company shall recapture the Reinsured Policies ceded to Northwind Re under the applicable Northwind Re Reinsurance Agreement at or prior to the Phase 1 Closing.

Section 5.09. Cooperation after Closing. Subject to the other applicable provisions of this Agreement, after the Phase 1 Closing Date, the Ceding Companies and Buyer shall, and shall cause their respective Affiliates to, cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements, as applicable, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and must not impose upon any party any liability, risk, obligation, loss, cost or expense not contemplated by this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements.

Section 5.10. Regulatory Compliance. Each Ceding Company and Buyer shall, and shall cause their respective Affiliates to, comply in all material respects with all Applicable Law in performing their obligations under this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements.

Section 5.11. Transfer Taxes. All Transfer Taxes imposed on or in connection with the transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements shall be borne 50% by the Ceding Companies and 50% by Buyer, and the Ceding Companies shall indemnify and hold harmless Buyer (and its Affiliates), and Buyer (and its Affiliates) shall indemnify the Ceding Companies, with respect to any such Transfer Taxes to the extent not for the account of the applicable Person.

Section 5.12. Non-Solicitation. For a period of two (2) years following the Phase 2 Closing Date, the Buyer shall not, and shall cause Global Atlantic Financial Group Limited and each of its subsidiaries not to, solicit for employment, employ or attempt to employ or divert any Person known to them to be an employee of any Ceding Company or their respective Affiliates; provided, that they may (a) solicit for employment or employ or attempt to employ any persons who have not been employed by the Ceding Companies and their Affiliates for six (6) months at the time of Buyer’s first contact with them or (b) solicit for employment or employ or attempt to employ persons who have responded to general solicitations of employment not specifically directed at employees of the Ceding Companies and their Affiliates.

Section 5.13. Phase 2 Assets. The parties agree to abide by the provisions set forth in Schedule 5.13 regarding investment decisions in respect of the Investment Assets set forth on Phase 2 Annex A and Phase 2 Annex B.

Section 5.14. Phase 2 Modco and Funds Withheld Assets. The assets associated with the Reinsured Policies (as defined in the Amended and Restated Reinsurance Agreements) that are assumed by the Ceding Companies under Underlying Reinsurance Agreements that the parties expect will be reinsured by the Buyer at the Phase 2 Closing on a modified coinsurance or a funds withheld basis are set forth on Schedule 5.14 hereto; provided that (a) all assets associated with a particular Underlying Reinsurance Agreement set forth on Schedule 2.04(b)(ii) shall be automatically removed from Schedule 5.14 to the extent such Underlying Reinsurance Agreement is not reinsured by the Buyer at the Phase 2 Closing, (b) any assets set forth on Schedule 5.14 that are sold by a Ceding Company to pay claims in the ordinary course of business consistent with past practice shall be automatically removed from Schedule 5.14 and (c) the parties shall cooperate in good faith to mutually agree on a revised Schedule 5.14 promptly after January 1, 2021 to be comprised of assets with an aggregate Book Value as of the Phase 2 Effective Time equal to the Reinsurer’s Quota Share of the applicable modified coinsurance or funds withheld Reserves as of the Phase 2 Effective Time. For each such Underlying Reinsurance Agreement, any difference between such Book Value compared to the applicable Reserves shall be addressed as follows: (a) if the Book Value of such assets exceeds the applicable Reserves, the Reinsurer shall pay to the relevant Ceding Company the absolute value of such difference and (b) if the applicable Reserves exceed the Book Value of such assets, the relevant Ceding Company shall pay an amount in cash to the relevant modified coinsurance or funds withheld account equal to the absolute value of such difference. The Ceding Companies shall not sell or transfer, or consent to the sale or transfer of, any of the assets listed on Schedule 5.14 prior to the Phase 2 Closing Date without the prior written consent of the Buyer; provided that the Ceding Companies may sell such assets to pay claims in the ordinary course of business consistent with past practice up to an aggregate of $82,000,000. For the avoidance of doubt, the $82,000,000 aggregate shall apply cumulatively to Investment Assets sold under Section 2.07(b) and assets sold under this Section 5.14.

ARTICLE VI

CONDITIONS TO PHASE 1 CLOSING

Section 6.01. Conditions to Obligations of Each Party. Each party’s obligation to consummate the transactions contemplated at the Phase 1 Closing by this Agreement and the Phase 1 Ancillary Agreements is subject to the satisfaction on or prior to the Phase 1 Closing Date of the following conditions:

(a) Governmental Approvals and Consents. All filings required to be made prior to the Phase 1 Closing Date with, and all Permits, consents, approvals and authorizations required to be obtained prior to the Phase 1 Closing Date from, any Governmental Authority set forth on Section 3.03(a) of the Ceding Company Disclosure Schedule and Section 4.03 of the Buyer Disclosure Schedule, in connection with the execution and delivery of this Agreement and the Phase 1 Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby shall have been made or obtained without the imposition of a Burdensome Condition with respect to the party asserting the failure of this condition or its Affiliates.

(b) Litigation. No Action brought by any Person that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or the Phase 1 Ancillary Agreements shall be in effect, pending or threatened by any Person in writing.

Section 6.02. Conditions to Obligations of the Ceding Companies. Each Ceding Company’s obligation to consummate the transactions contemplated at the Phase 1 Closing by this Agreement and the Phase 1 Ancillary Agreements is subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Phase 1 Closing Date of the following conditions:

(a) Representations and Warranties; Covenants. (i) The Fundamental Representations of Buyer (except for any representations and warranties of Buyer with respect to the Phase 2 Ancillary Agreements) shall be true and correct in all respects as of the date hereof and as of the Phase 1 Closing Date with the same force and effect as though made on and as of the Phase 1 Closing Date, (ii) the other representations and warranties of Buyer contained in this Agreement (except for any representations and warranties of Buyer with respect to the Phase 2 Ancillary Agreements) shall be true and correct as of the date hereof and as of the Phase 1 Closing Date with the same force and effect as though made on and as of the Phase 1 Closing Date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which shall be true and correct as of such date or period), except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not have, or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; (iii) all covenants and agreements of Buyer required by this Agreement to be performed or complied with by it on or prior to the Phase 1 Closing Date shall have been performed and complied with in all material respects; and (iv) Buyer shall have delivered to each Ceding Company a certificate dated as of the Phase 1 Closing Date, and signed by a duly authorized executive officer of Buyer, certifying to the fulfillment of the conditions set forth in clauses (i) through (iii) of this Section 6.02(a).

(b) Phase 1 Ancillary Agreements. The Phase 1 Ancillary Agreements shall have been duly executed and delivered by Buyer on or prior to the Phase 1 Closing Date and such agreements shall be in full force and effect with respect to Buyer.

(c) Buyer Financial Condition. Since the date of this Agreement, there shall not have been any material adverse change in the financial condition of Buyer or any Affiliates of Buyer executing any Phase 1 Ancillary Agreement, and Buyer and any such Affiliates of Buyer shall be solvent and able to pay its obligations as and when they become due.

Section 6.03. Conditions to Obligations of Buyer. Buyer’s obligation to consummate the transactions contemplated at the Phase 1 Closing by this Agreement and the Phase 1 Ancillary Agreements is subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Phase 1 Closing Date of the following conditions:

(a) Representations and Warranties; Covenants. (i) The Fundamental Representations of the Ceding Companies (except for any representations and warranties of a Ceding Company with respect to the Phase 2 Ancillary Agreements) shall be true and correct in all respects as of the date hereof and as of the Phase 1 Closing Date with the same force and effect as though made on and as of the Phase 1 Closing Date, (ii) the other representations and warranties of each Ceding Company contained in this Agreement (except for any representations and warranties of a Ceding Company with respect to the Phase 2 Ancillary Agreements) shall be true and correct as of the date hereof and as of the Phase 1 Closing Date with the same force and effect as though made on and as of the Phase 1 Closing Date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which shall be true and correct as of such date or period), except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifiers therein) would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) all covenants and agreements of each Ceding Company required by this Agreement to be performed or complied with by it on or prior to the Phase 1 Closing Date shall have been performed and complied with in all material respects; and (iv) each Ceding Company shall have delivered to Buyer a certificate dated as of the Phase 1 Closing Date, and signed by a duly authorized executive officer of such Ceding Company, certifying to the fulfillment of the conditions set forth in clauses (i) through (iii) of this Section 6.03(a).

(b) Phase 1 Ancillary Agreements. The Phase 1 Ancillary Agreements shall have been duly executed and delivered by each Ceding Company and its Affiliates, as applicable, on or prior to the Phase 1 Closing Date and such agreements shall be in full force and effect with respect to each Ceding Company or such Affiliate on the Phase 1 Closing Date.

(c) Recapture of Northwind Re Reinsurance Agreements. Each Ceding Company shall have recaptured in full the Reinsured Policies ceded to Northwind Re under the applicable Northwind Re Reinsurance Agreement.

(d) No Material Adverse Effect. There shall not have occurred any event, circumstance or change that has had, or would reasonably be expected to have, a Material Adverse Effect.

(e) Ceding Companies Financial Condition. Since the date of this Agreement, there shall not have been any material adverse change in the financial condition of each Ceding Company or any Affiliates of each Ceding Company executing any Phase 1 Ancillary Agreement, and each Ceding Company and any such Affiliates of each Ceding Company shall be solvent and able to pay its obligations as and when they become due.

(f) No Specified Material Adverse Effect; Delivery of Transfer Instructions. If (i) the Phase 1 Closing does not occur or has not completed on December 17, 2020, and (ii) each Ceding Company has not provided evidence to the Buyer as early as possible but in any event no later than 12:00 p.m. New York City time on December 17, 2020 that such Ceding Company has provided all applicable financial institutions with correct and complete instructions to initiate, and has instructed all applicable financial institutions to initiate, all wire transfers and asset transfers required to be made by such Ceding Company on the Phase 1 Closing Date pursuant to this Agreement, there shall not have occurred any event, circumstance or change that has had, or would reasonably be expected to have, a Specified Material Adverse Effect. Notwithstanding the foregoing, if the Phase 1 Closing does not occur or has not completed on December 17, 2020, each applicable Ceding Company shall have delivered to the Buyer evidence as early as possible but in any event no later than 12:00 p.m. New York City time on December 18, 2020 that it has provided all applicable financial institutions with correct and complete instructions to complete, and has instructed all applicable financial institutions to complete, all wire transfers and asset transfers required to be made by such Ceding Company on the Phase 1 Closing Date pursuant to this Agreement that have not been completed on December 17, 2020.

ARTICLE VII

CONDITIONS TO PHASE 2 CLOSING

Section 7.01. Conditions to Obligations of Each Party. Each party’s obligation to consummate the transactions contemplated at the Phase 2 Closing by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements is subject to the satisfaction on or prior to the Phase 2 Closing Date of the following conditions:

(a) Governmental Approvals and Consents. All filings required to be made prior to the Phase 2 Closing Date with, and all Permits, consents, approvals and authorizations required to be obtained prior to the Phase 2 Closing Date from, any Governmental Authority set forth on Section 3.03(b) of the Ceding Company Disclosure Schedule and Section 4.03 of the Buyer Disclosure Schedule, in connection with the execution and delivery of this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby shall have been made or obtained without the imposition of a Burdensome Condition with respect to the party asserting the failure of this condition or its Affiliates.

(b) Litigation. No Action brought by any Person that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or the Phase 2 Ancillary Agreements shall be in effect, pending or threatened by any Person in writing.

Section 7.02. Conditions to Obligations of the Ceding Companies. Each Ceding Company’s obligation to consummate the transactions contemplated at the Phase 2 Closing by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements is subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Phase 2 Closing Date of the following conditions:

(a) Representations and Warranties; Covenants. (i) The Fundamental Representations of Buyer shall be true and correct in all respects as of the date hereof, as of the Phase 1 Closing Date and as of the Phase 2 Closing Date with the same force and effect as though made on and as of each such date, (ii) the other representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date hereof, as of the Phase 1 Closing Date and as of the Phase 2 Closing Date with the same force and effect as though made on and as of each such date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which shall be true and correct as of such date or period), except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not have, or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; (iii) all covenants and agreements of Buyer required by this Agreement to be performed or complied with by it on or prior to the Phase 2 Closing Date shall have been performed and complied with in all material respects; and (iv) Buyer shall have delivered to each Ceding Company a certificate dated as of the Phase 2 Closing Date, and signed by a duly authorized executive officer of Buyer, certifying to the fulfillment of the conditions set forth in clauses (i) through (iii) of this Section 7.02(a).

(b) Phase 2 Ancillary Agreements. The Phase 2 Ancillary Agreements shall have been duly executed and delivered by Buyer on or prior to the Phase 2 Closing Date and such agreements shall be in full force and effect with respect to Buyer.

(c) Buyer Financial Condition. Since the date of this Agreement, there shall not have been any material adverse change in the financial condition of Buyer or any Affiliate of Buyer executing any Phase 2 Ancillary Agreement, and Buyer and any such Affiliates of Buyer shall be solvent and able to pay its obligations as and when they become due.

Section 7.03. Conditions to Obligations of Buyer. Buyer’s obligation to consummate the transactions contemplated at the Phase 2 Closing by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements is subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Phase 2 Closing Date of the following conditions:

(a) Representations and Warranties; Covenants. (i) The Fundamental Representations of the Ceding Companies shall be true and correct in all respects as of the date hereof, as of the Phase 1 Closing Date and as of the Phase 2 Closing Date with the same force and effect as though made on and as of each such date, (ii) the other representations and warranties of each Ceding Company contained in this Agreement shall be true and correct as of the date hereof, as of the Phase 1 Closing Date and as of the Phase 2 Closing Date with the same force and effect as though made on and as of each such date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which shall be true and correct as of such date or period), except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifiers therein) would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) all covenants and agreements of each Ceding Company required by this Agreement to be performed or complied with by it on or prior to the Phase 2 Closing Date shall have been performed and complied with in all material respects; and (iv) each Ceding Company shall have delivered to Buyer a certificate dated as of the Phase 2 Closing Date, and signed by a duly authorized executive officer of such Ceding Company, certifying to the fulfillment of the conditions set forth in clauses (i) through (iii) of this Section 7.03(a).

(b) Phase 2 Ancillary Agreements. The Phase 2 Ancillary Agreements shall have been duly executed and delivered by each Ceding Company and its Affiliates, as applicable, on or prior to the Phase 2 Closing Date and such agreements shall be in full force and effect with respect to each Ceding Company or such Affiliate on the Phase 2 Closing Date.

(c) No Material Adverse Effect. There shall have not occurred any event, circumstance or change that has had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Ceding Companies Financial Condition. Since the date of this Agreement, there shall not have been any material adverse change in the financial condition of each Ceding Company or any Affiliates of each Ceding Company executing any Phase 2 Ancillary Agreement, and each Ceding Company and any such Affiliates of each Ceding Company shall be solvent and able to pay its obligations as and when they become due.

ARTICLE VIII

INDEMNIFICATION

Section 8.01. Survival. Any covenant in this Agreement that contemplates performance following the Phase 1 Closing or the Phase 2 Closing, as applicable, shall survive the Phase 1 Closing or the Phase 2 Closing, as applicable, and remain in effect for the period provided in such covenant and agreement, if any, or if later, until fully performed. The representations and warranties contained in this Agreement shall survive the Phase 2 Closing (or, if this Agreement is terminated after the Phase 1 Closing and prior to the Phase 2 Closing, the Phase 1 Closing) solely for purposes of this Article VIII and shall terminate or expire eighteen (18) months after the Phase 2 Closing Date (or, if this Agreement is terminated after the Phase 1 Closing and prior to the Phase 2 Closing, the Phase 1 Closing Date); provided, that the Fundamental Representations shall survive until the expiration of the applicable statute of limitations, and provided, further, that the Specified Representations shall survive until the date that is twenty-four (24) months after the Phase 2 Closing Date (or if this Agreement is terminated after the Phase 1 Closing and prior to the Phase 2 Closing, the Phase 1 Closing Date). Any claim for indemnification in respect of any representation, warranty or covenant that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for a Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.

Section 8.02. Indemnification by the Ceding Companies.

(a) From and after the Phase 1 Closing, and subject to this Article VIII, each Ceding Company shall indemnify, on a several, but not joint, basis, and hold harmless each of Buyer and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses to the extent resulting from (i)(A) any inaccuracy in or breach of any Fundamental

Representation made by such Ceding Company as of the date hereof or as of the Phase 1 Closing Date as though made on such date (or, in the case of any representation or warranty given as of a particular date prior to the Phase 1 Closing Date, only as of such date), (B) inaccuracy in or breach of any representation or warranty made by such Ceding Company contained in Article III (other than a Fundamental Representation or a Specified Representation) as of the date hereof or as of the Phase 1 Closing Date as though made on such date (or, in the case of any representation or warranty given as of a particular date prior to the Phase 1 Closing Date, only as of such date) or (C) any inaccuracy in or breach of any Specified Representation made by such Ceding Company as of the date hereof or as of the Phase 1 Closing Date as though made on such date (or, in the case of any representation or warranty given as of a particular date prior to the Phase 1 Closing Date, only as of such date); (ii) any breach or default in performance by such Ceding Company of any covenant or agreement under this Agreement or (iii) any liabilities of the Ceding Companies or their respective Affiliates to the extent arising from the recapture of the Reinsured Policies from Northwind Re (including the redemption of the Northwind Holdings, LLC notes).

(b) From and after the Phase 2 Closing, and subject to this Article VIII, each Ceding Company shall indemnify, on a several, but not joint, basis, and hold harmless the Buyer Indemnitees from and against any and all Losses to the extent resulting from (i)(A) any inaccuracy in or breach of any Fundamental Representation made by such Ceding Company as of the date hereof or as of the Phase 2 Closing Date as though made on such date (or, in the case of any representation or warranty given as of a particular date after the Phase 1 Closing Date and prior to the Phase 2 Closing Date, only as of such date), (B) inaccuracy in or breach of any representation or warranty made by such Ceding Company contained in Article III (other than a Fundamental Representation or a Specified Representation) as of the date hereof or as of the Phase 2 Closing Date as though made on such date (or, in the case of any representation or warranty given as of a particular date after the Phase 1 Closing Date and prior to the Phase 2 Closing Date, only as of such date) or (C) any inaccuracy in or breach of any Specified Representation made by such Ceding Company as of the date hereof or as of the Phase 2 Closing Date as though made on such date (or, in the case of any representation or warranty given as of a particular date after the Phase 1 Closing Date and prior to the Phase 2 Closing Date, only as of such date); (ii) any breach or default in performance by such Ceding Company of any covenant or agreement under this Agreement or (iii) any liabilities of the Ceding Companies or their respective Affiliates to the extent arising from the recapture of the Reinsured Policies from Northwind Re (including the redemption of the Northwind Holdings, LLC notes).

Section 8.03. Indemnification by Buyer.

(a) From and after the Phase 1 Closing, and subject to this Article VIII, Buyer shall indemnify and hold harmless each Ceding Company and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses to the extent resulting from (i)(A) any inaccuracy in or breach of any Fundamental Representation made by Buyer as of the date hereof or as of the Phase 1 Closing Date as though made on such date (or, in the case of any representation or warranty given as of a particular date prior to the Phase 1 Closing Date, only as of such date) or (B) inaccuracy in or breach of any representation or warranty made by Buyer contained in Article IV (other than a Fundamental Representation) as of the date hereof or as of the Phase 1 Closing Date as though made on such date (or, in the case of any representation or warranty given as of a particular date prior to the Phase 1 Closing Date, only as of such date) or (ii) any breach or default in performance by Buyer of any covenant or agreement under this Agreement.

(b) From and after the Phase 2 Closing, and subject to this Article VIII, Buyer shall indemnify and hold harmless the Seller Indemnitees from and against any and all Losses to the extent resulting from (i)(A) any inaccuracy in or breach of any Fundamental Representation made by Buyer as of the date hereof or as of the Phase 2 Closing Date as though made on such date (or, in the case of any representation or warranty given as of a particular date after the Phase 1 Closing Date and prior to the Phase 2 Closing Date, only as of such date) or (B) inaccuracy in or breach of any representation or warranty made by Buyer contained in Article IV (other than a Fundamental Representation) as of the date hereof or as of the Phase 2 Closing Date as though made on such date (or, in the case of any representation or warranty given as of a particular date after the Phase 1 Closing Date and prior to the Phase 2 Closing Date, only as of such date) or (ii) any breach or default in performance by Buyer of any covenant or agreement under this Agreement.

Section 8.04. Limitations on Indemnity. Buyer and the Ceding Companies agree for themselves and on behalf of the Buyer Indemnitees and the Seller Indemnitees that:

(a) Ceding Companies Indemnification Limitations. The Ceding Companies shall not be obligated to indemnify and hold harmless the Buyer Indemnitees under Section 8.02(a)(i)(B), Section 8.02(b)(i)(B), Section 8.02(a)(i)(C), and Section 8.02(b)(i)(C), cumulatively, unless and until the aggregate of all Losses that Buyer Indemnitees may have under Section 8.02(a)(i)(B), Section 8.02(b)(i)(B), Section 8.02(a)(i)(C), and Section 8.02(b)(i)(C), cumulatively, exceeds $4,000,000 (the “Deductible”) after which the Buyer Indemnitee shall be entitled to receive the amount of any such Losses in excess of the Deductible, subject to the limitations set forth in this Article VIII. The maximum aggregate liability of the Ceding Companies for Losses in respect of claims for indemnification pursuant to (i) Section 8.02(a)(i)(B) following the Phase 1 Closing but prior to the Phase 2 Closing shall be $52,500,000 (the “Phase 1 Cap”) and (ii) Section 8.02(a)(i)(B) and Section 8.02(b)(i)(B), cumulatively, following the Phase 2 Closing, shall be $70,000,000 (the “Phase 2 Cap”); provided that the Phase 1 Cap shall cease to be effective and shall be replaced in all respects by the Phase 2 Cap on the Phase 2 Closing Date. The maximum aggregate liability of the Ceding Companies for Losses in respect of claims for indemnification pursuant to (i) Section 8.02(a)(i)(B) and Section 8.02(a)(i)(C) following the Phase 1 Closing but prior to the Phase 2 Closing shall be $93,750,000 (the “Phase 1 Specified Representation Cap”) and (ii) Section 8.02(a)(i)(B), Section 8.02(b)(i)(B), Section 8.02(a)(i)(C), and Section 8.02(b)(i)(C), cumulatively, following the Phase 2 Closing, shall be $125,000,000 (the “Phase 2 Specified Representation Cap”); provided, that the Phase 1 Specified Representation Cap shall cease to be effective and shall be replaced in all respects by the Phase 2 Specified Representation Cap on the Phase 2 Closing Date.

(b) Buyer Indemnification Limitations. Buyer shall not be obligated to indemnify and hold harmless the Seller Indemnitees under Section 8.03(a)(i)(B) and Section 8.03(b)(i)(B), cumulatively, unless and until such time as the aggregate of all Losses that Seller Indemnitees may have under Section 8.03(a)(i)(B) and Section 8.03(b)(i)(B), cumulatively, exceeds the Deductible, after which the Seller Indemnitee shall be entitled to receive the amount of any such Losses in excess of the Deductible. The maximum aggregate liability of Buyer of Losses in respect of claims for indemnification pursuant to (i) Section 8.03(a)(i)(B) following the Phase 1 Closing but prior to the Phase 2 Closing shall be the Phase 1 Cap and (ii) Section 8.03(a)(i)(B) and Section 8.03(b)(i)(B), cumulatively, following the Phase 2 Closing, shall be the Phase 2 Cap; provided that the Phase 1 Cap shall cease to be effective and shall be replaced in all respects by the Phase 2 Cap on the Phase 2 Closing Date.

(c) Eligible Insurance Proceeds. If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage (other than any reinsurance recoverable), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within 180 days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds”. Any amount payable by an Indemnifying Party pursuant to this Article VIII shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers from a third party any Eligible Insurance Proceeds and/or any other amount in respect of any Losses for which an Indemnifying Party has actually reimbursed such Indemnified Party pursuant to this Article VIII, such Indemnified Party shall promptly pay over to the Indemnifying Party such Eligible Insurance Proceeds and/or the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(d) Mitigation. Any Indemnified Party shall take commercially reasonable steps to mitigate any Losses incurred by such party to the extent required under the Applicable Laws of the State of New York.

(e) No Duplication. No Buyer Indemnitee shall be entitled to indemnification with respect to any particular Loss to the extent such Loss was actually taken into account in the calculation of the Final Phase 1 Initial Reinsurance Premium or the Final Phase 2 Initial Reinsurance Premium, as applicable, pursuant to Sections 2.04 and 2.05 of this Agreement (with the intent of this provision being solely to avoid “double counting” and not to limit any right to recover for Loss that arises out of or as a result of a breach in excess of such amount actually taken into account). Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event, or circumstance that results in an adjustment under Article II would also constitute a breach of or inaccuracy in any of the Ceding Companies’ representations, warranties, covenants, or agreements under this Agreement, the Ceding Companies shall have no obligation to indemnify any Buyer Indemnitee with respect to such breach or inaccuracy to the extent such indemnification would result in a duplicate recovery.

Section 8.05. Notification of Claims; Third Party Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article VIII, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, to the extent such facts are available to the Indemnified Party; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.05 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including without limitation a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim to the extent (i) the Third Party Claim relates to or arises in connection with any Action brought by a Governmental Authority or any criminal action, indictment, allegation or investigation against the Indemnified Party or (ii) the Third Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party that would, in each case, have a material effect on the operation of the business of such Indemnified Party or any of its Affiliates. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence. Notwithstanding the foregoing, the Indemnifying Party shall bear the reasonable fees, costs and expenses of separate counsel if (A) the Indemnifying Party and the Indemnified Party are both named parties to the Action and the Indemnified Party shall have reasonably determined in good faith that the representation of both parties by the same counsel would be inappropriate due to actual differing interests between them or that there may be defenses or counterclaims available to the Indemnified Party that are inconsistent with those available to the Indemnified Party or (B) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, for so long as it diligently conducts such defense, be liable to the Indemnified Party for legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than provided herein. The Indemnifying Party shall be liable for the reasonable fees, costs and expenses of counsel employed by the Indemnified Party for any period during which Indemnifying Party has not assumed or is not diligently conducting the defense of a Third-Party Claim for which the Indemnified Party is entitled to indemnification hereunder.

(c) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Applicable Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party agrees to (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party.

(d) Notwithstanding anything to the contrary in this Article VIII (including Section 8.02 and 8.03), no Indemnifying Party shall have any liability under this Article VIII for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

(e) For purposes of this Article VIII, any breach or inaccuracy of any representation and warranty and the amount of any Losses resulting therefrom shall be determined without giving effect to any exception or qualification in such representations and warranties relating to “Material Adverse Effect,” “material” or “materiality” in any such representations and warranties (except with respect to Section 3.07).

(f) A party’s right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected in any respect by any investigation, examination or inquiry with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, and whether before or after the Phase 2 Closing, by the Indemnified Party or any of its Affiliates or Representatives (it being acknowledged that all representations, warranties, covenants, agreements, and indemnities contained herein shall be deemed material and relied upon by such Indemnified Party, regardless of any knowledge or investigation).

Section 8.06. Exclusive Remedy. The parties hereto acknowledge and agree that, except in the case of Fraud or willful and material breach by a party or as set forth in Section 10.11 or in any Phase 1 Ancillary Agreement or Phase 2 Ancillary Agreement, if the Phase 1 Closing or the Phase 2 Closing, as applicable, occurs, their sole and exclusive remedy following the Phase 1 Closing or the Phase 2 Closing, as applicable, at law or equity with respect to this Agreement, or any other matter relating to any party or its Affiliates prior to the Phase 1 Closing or the Phase 2 Closing, as applicable, in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or in tort, whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby irrevocably waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action whatsoever for any breach or non-fulfillment of any representation, warranty, covenant or agreement in this Agreement it may have against the other party arising under or based upon any Applicable Law, including rescission, except pursuant to the indemnification provisions set forth in this Article VIII or in respect of any cause of action arising from Fraud or willful and material breach, the rights of the parties following the termination of this Agreement under Section 9.01 and the remedies of injunction and specific performance to the extent available under Section 10.11. For the avoidance of doubt, this Section 8.06 shall not apply to the parties’ rights to recover under the Trust Agreements, the Reinsurance Agreements or the Amended and Restated Reinsurance Agreements.

Section 8.07. Tax Treatment of Indemnification Payments. The parties agree that any indemnification payments made by the Ceding Companies or Buyer under this Article VIII shall be treated as an adjustment to the applicable Ceding Commission for Tax purposes, except as otherwise required by Applicable Law.

ARTICLE IX

TERMINATION

Section 9.01. Termination. This Agreement may be terminated in its entirety prior to the Phase 1 Closing or terminated with respect to the Phase 2 Closing only after the occurrence of the Phase 1 Closing and prior to the Phase 2 Closing:

(a) by mutual written consent of the Ceding Companies and Buyer.

(b) by any Ceding Company in writing if Buyer shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it prior to the date of such termination, or (ii) materially breach any of its representations or warranties contained herein so as to cause a condition to the Phase 1 Closing, prior to the Phase 1 Closing or to cause a condition to the Phase 2 Closing, after the Phase 1 Closing and prior to the Phase 2 Closing, to be incapable of satisfaction, which failure or breach is not cured within twenty (20) Business Days after such Ceding Company has notified Buyer in writing of its intent to terminate this Agreement pursuant to this Section 9.01(b).

(c) by Buyer in writing if any Ceding Company shall (i) fail to perform in any material respect its agreements contained herein required to be performed by them prior to the date of such termination, or (ii) materially breach any of their representations or warranties contained herein so as to cause a condition to the Phase 1 Closing, prior to the Phase 1 Closing or to cause a condition to the Phase 2 Closing, after the Phase 1 Closing and prior to the Phase 2 Closing, to be incapable of satisfaction, which failure or breach is not cured within twenty (20) Business Days after Buyer has notified such Ceding Company in writing of its intent to terminate this Agreement pursuant to this Section 9.01(c).

(d) by Buyer or any Ceding Company if the Phase 1 Closing has not occurred on or before December 18, 2020 or if the Phase 2 Closing has not occurred on or before March 31, 2021 (as applicable, the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to a party if the failure of the transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements to be consummated on or before the End Date was primarily due to the failure of such party to perform any of its obligations under this Agreement.

(e) by Buyer or any Ceding Company prior to the Phase 1 Closing in the event of the issuance of a final nonappealable Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Phase 1 Ancillary Agreements or by Buyer or any Ceding Company after the Phase 1 Closing and prior to the Phase 2 Closing in the event of the issuance of a final nonappealable Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.01(e) shall have complied with its obligations pursuant to Section 5.04 and used its commercially reasonable efforts to remove such Order; provided, however, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to a party if the issuance of such final, nonappealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

Section 9.02. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 9.01 hereof prior to the Phase 1 Closing, written notice of termination shall be given pursuant to the notice provisions herein, and this Agreement shall forthwith become null and void and there shall be no liability to any party hereto, except (a) that the provisions of this Section 9.02(a) and Article X shall remain in full force and effect, (b) any confidentiality obligations of the parties arising under this Agreement shall survive the termination of this Agreement and (c) with respect to any liabilities or damages incurred or suffered by a party to the extent such liabilities or damages were the result of Fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Section 9.02(a), “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

(b) In the event of termination of this Agreement pursuant to Section 9.01 hereof after the Phase 1 Closing and prior to the Phase 2 Closing, written notice of termination shall be given pursuant to the notice provisions herein, and this Agreement shall forthwith become null and void and there shall be no liability to any party hereto, except (a) that the provisions of Section 2.05(a), Section 2.05(c), Section 2.06, Section 5.03, Section 5.04(d), Section 5.08, Section 5.09, Section 5.10, Section 5.11, Section 5.12, Article VIII, this Section 9.02(b) and Article X shall remain in full force and effect, and each reference in Section 5.03, Section 5.08, and Section 5.12 to “Phase 2 Closing Date” shall be deemed to refer to “Phase 1 Closing Date,” (b) any confidentiality obligations of the parties arising under this Agreement shall survive the termination of this Agreement and (c) with respect to any liabilities or damages incurred or suffered by a party to the extent such liabilities or damages were the result of Fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Section 9.02, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01. Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given by any party hereunder shall be in writing and shall be delivered personally, sent by email, sent by registered or certified mail, postage prepaid, or sent by a standard overnight courier of national reputation with written confirmation of delivery. Any such notice shall be deemed given when so delivered personally, or if sent by email, on the date received (provided, that any notice received after 5:00 p.m. (addressee’s local time) shall be deemed given at 9:00 a.m. (addressee’s local time) on the next Business Day), or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:

if to PLA:

Provident Life and Casualty Insurance Company

c/o Unum Group

1 Fountain Square

Chattanooga, TN 37402

Attention:         Steven A. Zabel, EVP, Chief Financial Officer

Email:               szabel@unum.com

with a copy (which shall not constitute notice) to:

Unum Group

1 Fountain Square

Chattanooga, TN 37402

Attention:         Lisa G. Iglesias, EVP, General Counsel

Email:               liglesias@unum.com

Unum Group

1 Fountain Square

Chattanooga, TN 37402

Attention:         Corporate Secretary

Email:               corporatesecretary@unum.com

and a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:         Marilyn A. Lion, Esq.

Phone:              (212) 909-6108

Email:               malion@debevoise.com

if to PRL:

Provident Life and Accident Insurance Company

c/o Unum Group

1 Fountain Square

Chattanooga, TN 37402

Attention:         Steven A. Zabel, EVP, Chief Financial Officer

Email:               szabel@unum.com

with a copy (which shall not constitute notice) to:

Unum Group

1 Fountain Square

Chattanooga, TN 37402

Attention:         Lisa G. Iglesias, EVP, General Counsel

Email:               liglesias@unum.com

Unum Group

1 Fountain Square

Chattanooga, TN 37402

Attention:         Corporate Secretary

Email:               corporatesecretary@unum.com

and a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:         Marilyn A. Lion, Esq.

Phone:              (212) 909-6108

Email:               malion@debevoise.com

if to UA:

Unum Life Insurance Company of America

c/o Unum Group

1 Fountain Square

Chattanooga, TN 37402

Attention:         Steven A. Zabel, EVP, Chief Financial Officer

Email:               szabel@unum.com

with a copy (which shall not constitute notice) to:

Unum Group

1 Fountain Square

Chattanooga, TN 37402

Attention:         Lisa G. Iglesias, EVP, General Counsel

Email:               liglesias@unum.com

Unum Group

1 Fountain Square

Chattanooga, TN 37402

Attention:         Corporate Secretary

Email:               corporatesecretary@unum.com

and with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:         Marilyn A. Lion, Esq.

Phone:              (212) 909-6108

Email:               malion@debevoise.com

if to Buyer:

Commonwealth Annuity and Life Insurance Company

20 Guest Street

Brighton, Massachusetts 02135

Attention:         President and CEO

Email:               reinsurance.notice@gafg.com

with a copy (which shall not constitute notice) to:

Commonwealth Annuity and Life Insurance Company

c/o Global Atlantic Financial Company

4 World Trade Center

150 Greenwich Street, 51st Floor

New York, NY 10007

Attention:         General Counsel and Secretary

Email:               reinsurance.notice@gafg.com

and a copy to (which shall not constitute notice):

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention:         Jonathan J. Kelly

Email:               jjkelly@sidley.com

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention:         R. Bradley Drake

Email:               bdrake@sidley.com

Section 10.02. Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements, and any other documents delivered pursuant hereto or thereto, constitute the entire agreement among the parties hereto and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 10.03. Waivers and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by instrument in writing signed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 10.04. Successors and Assigns. The rights and obligations of the parties under this Agreement shall not be subject to assignment without the prior written consent of the other parties hereto, and any attempted assignment without the prior written consent of the other parties hereto shall be invalid ab initio. The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of the parties hereto.

Section 10.05. Headings. The table of contents and headings of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 10.06. Construction; Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. When a reference is made to an Article, Section, Schedule or Exhibit such reference shall be to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “Agreement,” means this Agreement as amended or supplemented, together with all Exhibits and Schedules attached hereto or incorporated by reference, and the words “hereof,” “herein,” “hereto,” “hereunder” and other words of similar import shall refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The references to “dollars” or “$” shall be to United States dollars. Reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement. Unless otherwise provided herein, any agreement, instrument, statute or regulation defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes and regulations) by succession of comparable successor statutes or regulations, as applicable.

Section 10.07. Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE THEREIN, WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAW THAT COULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Except with respect to any dispute, controversy or claim of any kind whatsoever arising between Buyer and any Ceding Company in connection with, relating to or arising out of the Reinsurance Agreements which are subject to the arbitration agreements set forth therein, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any federal court located in New York County in the State of New York, or, where any such court does not have jurisdiction, any court of the State of New York located in New York County in the State of New York, in any dispute, controversy, claim, action, suit or proceeding arising out of or relating to this Agreement (including any Action or cause of action based upon, arising out of or related to any representation or warranty made in, or in connection with, this Agreement or as an inducement to enter into this Agreement), whether arising under tort, contract, equity, statute or otherwise. Each party hereto agrees that service of any process, summons, notice or document in the manner provided for notices in Section 10.01 shall be effective service of process for any action, suit or proceeding brought against such party in any such court, and further consents to service in any other manner permitted by Applicable Law. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court, including any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, or where a party or its assets is located (to whose jurisdiction the parties consent for the purposes of enforcing such final, nonappealable judgment).

Section 10.08. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 10.09. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties may execute this Agreement by signing such counterpart. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign) and such signatures shall be deemed to be original signatures for all purposes. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 10.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 10.11. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be irreparably damaged in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached, violated or unfulfilled. Accordingly, each party agrees that the other parties shall be entitled to seek an injunction or injunctions to prevent noncompliance with, or breaches or violations of, the provisions of this Agreement by the other parties and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which any of the parties may be entitled, at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking the remedies provided for in this Section 10.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.11 are not available or otherwise are not granted and (b) nothing contained in this Section 10.11 shall require any party to institute any action for (or limit any party’s right to institute any action for) specific performance under this Section 10.11 before exercising any termination right under Article IX nor shall the commencement of any action pursuant to this Section 10.11 or anything contained in this Section 10.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 10.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13. Publicity. The parties shall cooperate to issue a press release (or press releases) promptly following the date hereof with respect to the announcement of the transactions contemplated by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements and any such press release(s) shall be in a form mutually agreed by the parties hereto. Thereafter, until the Phase 2 Closing, no public release or announcement concerning such transactions shall be issued by any party hereto or its Affiliates without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by Applicable Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent practicable, allow the other parties reasonable time to comment on such release or announcement in advance of such issuance and shall take in good faith into consideration any reasonable comments of such party; provided, however, that each of the parties hereto may make (a) internal announcement to their respective employees that are not inconsistent with the parties’ prior public disclosure regarding the transaction, if any, (b) announcements to the investment community and communications with its agents or rating agencies, in each case that are not inconsistent with the parties’ prior public disclosures regarding the transaction, if any and (c) such other public communications to the extent reasonably necessary in order to perform its obligations and to enforce its rights and remedies under this Agreement, the Reinsurance Agreements, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements.

Section 10.14. Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Buyer and its Affiliates, on the one hand, and the Ceding Companies and their Affiliates, on the other, shall each bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement, the Phase 1 Ancillary Agreements, the Phase 2 Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, including without limitation, all fees and expenses of their respective Representatives.

Section 10.15. Certain Limitations.

(a) Notwithstanding anything to the contrary contained this Agreement, the Phase 1 Ancillary Agreements, the Phase 2 Ancillary Agreements or the Ceding Company Disclosure Schedule or any of the Schedules or Exhibits hereto or thereto, each party acknowledges and agrees that neither the Ceding Companies nor any of their Affiliates, on the one hand, nor Buyer or any of its Affiliates, on the other hand, nor any Representative of any of them, makes or has made, and Buyer and the Ceding Companies have not relied on, any inducement or promise except as specifically made in this Agreement or in the Ancillary Agreements or any representation or warranty, oral or written, express or implied, other than as expressly set forth herein. Without limiting the generality of the foregoing, other than as expressly set forth in this Agreement or in the Phase 1 Ancillary Agreements or Phase 2 Ancillary Agreements, no Person has made any representation or warranty to any other Person with respect to the Reinsured Policies or any other matter, including with respect to (i) merchantability, suitability or fitness for any particular purpose, (ii) with respect to any business operations of the Ceding Companies or their Affiliates other than the Reinsured Policies, (iii) the reinsurance of the Reinsured Policies by Buyer after the Phase 2 Closing, (iv) the probable success or profitability of the Reinsured Policies after the Phase 2 Closing or (v) any information, documents or material made available to Buyer, its Affiliates or their respective Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection or forecast with respect to the Reinsured Policies. With respect to any such estimation, valuation, appraisal, projection or forecast, Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections and forecasts; (ii) it is familiar with such uncertainties; (iii) it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection or forecast delivered by or on behalf of any Ceding Company to Buyer; (iv) such estimations, valuations, appraisals, projections and forecasts are not and shall not be deemed to be representations or warranties of any Ceding Company or any of its Affiliates and (v) it shall have no claim against any Person with respect to any such valuation, appraisal, projection or forecast other than in the case of Fraud or willful and material breach.

(b) Notwithstanding anything in this Agreement to the contrary, the Ceding Companies make no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Reinsured Policies, whether or not conducted in a manner similar to the manner in which the Reinsured Policies business was conducted prior to the Phase 1 Closing or the Phase 2 Closing, as applicable, that the reserves for the Reinsured Policies or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that any reinsurance recoverable taken into account in determining the amount of such reserves will actually be collectible.

(c) Buyer further acknowledges and agrees that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Reinsured Policies, (ii) has been provided adequate access to such information as it has requested, (iii) has had such time as it deems necessary and appropriate fully and completely to review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of each Ceding Company and its Affiliates with respect to such information, documents and other materials. Buyer further acknowledges and agrees that neither the Ceding Companies nor any of their Affiliates have made any representations or warranties, express or implied, as to the accuracy or completeness of information, documents and other materials other than the representations and warranties expressly set forth in this Agreement or in any of the Phase 1 Ancillary Agreements or Phase 2 Ancillary Agreements. The Ceding Companies expressly disclaim, and Buyer expressly disclaims any reliance on, and shall cause its Affiliates, and any of its or its Affiliates respective Representatives to expressly disclaim any reliance on, any and all representations and warranties, whether express or implied, other than those contained in this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements.

(d) Each Ceding Company acknowledges, understands and agrees that no representations or warranties are made by Buyer or any of its Affiliates or Representatives except as and to the extent expressly covered by a representation or warranty contained in Article IV or in the Ancillary Agreements. Buyer expressly disclaims, and each Ceding Company expressly disclaims any reliance on, and shall cause its Affiliates, and any of its or its Affiliates respective Representatives to expressly disclaim any reliance on, any and all representations and warranties, whether express or implied, other than those contained in Article IV or in the Phase 1 Ancillary Agreements or Phase 2 Ancillary Agreements.

Section 10.16. Waiver of Duty of Utmost Good Faith. With respect to the reinsurance relationships and transactions among the parties and their Affiliates contemplated by this Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements, each party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the negotiation or execution of this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements. Notwithstanding anything to the contrary contained in this Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements, each party agrees that it does not waive any such duty of “utmost good faith” or any similar principle relating to the conduct of the parties pursuant to the Phase 1 Ancillary Agreements after the Phase 1 Closing or pursuant to the Phase 2 Ancillary Agreements after the Phase 2 Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By:	/s/ Steven A. Zabel
Name:	Steven A. Zabel
Title:	Executive Vice President, Finance

THE PAUL REVERE LIFE INSURANCE COMPANY

By:	/s/ Steven A. Zabel
Name:	Steven A. Zabel
Title:	Executive Vice President, Finance

UNUM LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Steven A. Zabel
Name:	Steven A. Zabel
Title:	Executive Vice President, Finance

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

By:	/s/ Manu Sareen
Name:	Manu Sareen
Title:	Managing Director